UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUNTINGTON INGALLS INDUSTRIES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 15, 2013

Dear Fellow Stockholders:

On behalf of your Board of Directors and management team, I would like to invite you to attend the 2013 Annual Meeting of Stockholders. We will meet on Wednesday, May 1, 2013, at 2:00 p.m. Central Daylight Time at The Grand Magnolia Ballroom & Suites, 3604 Magnolia Street, Pascagoula, Mississippi 39567. We are looking forward to receiving the feedback of our stockholders on the proposals included in the accompanying proxy statement, and we are excited to have the opportunity to update you on our operations.

The accompanying Notice of 2013 Annual Meeting and Proxy Statement describe the matters on which you, as a stockholder, may vote at the annual meeting, and gives details of the business to be conducted at the meeting.

Your vote is very important to us. I encourage you to vote your shares by returning the enclosed proxy card, or by following the instructions for Internet or telephone voting printed on the proxy card. Even if you plan to attend the meeting in person, I encourage you to vote your shares in advance.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future annual meeting materials. For further information on how to take advantage of this cost-saving service, please see page 8 of the enclosed proxy statement.

Thank you for your support of Huntington Ingalls Industries. I look forward to seeing you at the annual meeting.

Sincerely,

Thomas B. Fargo

Chairman of the Board

Notice of 2013 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Wednesday, May 1, 2013, at 2:00 p.m. Central Daylight Time

PLACE	The Grand Magnolia Ballroom & Suites, 3604 Magnolia Street, Pascagoula, Mississippi 39567

ITEMS OF BUSINESS

•    Elect three directors

•    Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2013

•    Approve executive compensation on an advisory basis

•    Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 7, 2013, are entitled to vote at the annual meeting.

PROXY VOTING	It is important that you vote your shares so that they are counted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card, or by following the instructions printed on the proxy card or contained in the proxy statement for Internet or telephone voting.

Bruce N. Hawthorne

Corporate Vice President,

General Counsel and Secretary

March 15, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2013: The Notice of 2013 Annual Meeting and Proxy Statement and 2012 Annual Report are available at www.envisionreports.com/HII.

Proxy Statement—Table of Contents

i

Proxy Statement—Table of Contents (Continued)

ii

2013 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	Date and Time: May 1, 2013, at 2:00 p.m. Central Daylight Time

•	Place: The Grand Magnolia Ballroom & Suites, 3604 Magnolia Street, Pascagoula, Mississippi 39567

•	Record Date: March 7, 2013

•	Voting: Holders of our common stock are entitled to one vote per share

•	Admission: To attend the meeting in person, you will need to follow the instructions included on page 76

Items to be Voted at the Annual Meeting

	Board Vote Recommendation	Page Reference (for more information)
1. Elect three directors	FOR	73
2. Ratify the appointment of our independent auditors	FOR	74
3. Approve executive compensation on an advisory basis	FOR	75

Director Nominees

Your Board is asking you to elect, for terms ending in 2016, the three nominees for director named below, each of whom is currently serving as a director of our company. The table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors under the corporate governance listing standards of the New York Stock Exchange (“NYSE”), and the Board committees on which they currently serve. The directors will be elected by a plurality vote.

Name	Age	Occupation	Independent Director	Board Committees
Robert F. Bruner	63	Dean of the Darden Graduate School of Business Administration at the University of Virginia	Yes	Audit Committee

Artur G. Davis	45	Public Affairs Speaker and Commentator	Yes	Audit Committee and Governance and Policy Committee

Thomas B. Fargo	64	Chairman of the Board of Directors of Huntington Ingalls Industries, Inc.	Yes	Compensation Committee and Governance and Policy Committee

2013 Proxy Statement Summary (Continued)

Continuing Directors

The following table provides summary information about the five directors of our company whose terms will continue after the annual meeting, including their names, ages and occupations, whether they are independent directors under the corporate governance listing standards of the NYSE, and the Board committees on which they currently serve.

Name	Age	Occupation	Independent Director	Board Committees	End of Term
Victoria D. Harker	48	Chief Financial Officer of Gannett Co., Inc.	Yes	Compensation Committee and Finance Committee	2014

Anastasia D. Kelly	63	Co-Managing Partner of DLA Piper US, LLP	Yes	Governance and Policy Committee (Chair)	2014

Thomas C. Schievelbein	59	Chairman and President and Chief Executive Officer of The Brink’s Company	Yes	Audit Committee and Finance Committee (Chair)	2014

Paul D. Miller	71	Retired Chairman of Alliant Techsystems, Inc.	Yes	Compensation Committee (Chair) and Finance Committee	2015

C. Michael Petters	53	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.	No	—	2015

Karl M. von der Heyden	76	Retired Vice Chairman of PepsiCo, Inc.	Yes	Audit Committee (Chair)	2015

Ratify the Appointment of our Independent Auditors

Your Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2013. Set forth below is summary information with respect to the fees of Deloitte & Touche for services provided to us in 2012.

2012
Fees Billed:
Audit Fees	$5,109,850
Audit-Related Fees	1,200,264
Tax Fees	—
All Other Fees	22,200

Total	$6,332,314

2013 Proxy Statement Summary (Continued)

Approve Executive Compensation on an Advisory Basis

Your Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. This vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and is often referred to as a “say on pay.”

Executive Compensation Elements for 2012

Key compensation elements for 2012 for our Named Executive Officers (as defined below) consisted of base salaries, annual incentive awards and long-term incentive awards.

•	Base salary provides a fixed level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives.

•

Annual incentive awards are provided in cash and intended to provide motivation to our executives to achieve pre-determined financial and operational targets that are clearly aligned with our strategic goals. Under our Annual Incentive Plan, based on achievement of the performance goals under the plan, awards were approved by the Compensation Committee for our named executive officers ranging from 132% to 180% of target.

•

Long-term incentive awards are equity-based and intended to promote achievement of pre-determined performance goals aligned with long-term stockholder interests. The Compensation Committee approved the grant of restricted performance stock rights to our named executive officers under our 2011 Long-Term Incentive Stock Plan that vest at the end of a three-year performance period, only if the performance criteria set by the Compensation Committee have been achieved.

Compensation Best Practices

Our compensation practices are designed to reinforce our culture and pay-for-performance principles.

•	Our Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.

•	Under our compensation program in 2012, 86% of our CEO’s target compensation was at risk, and a range of 71% to 74% of the target compensation of our other Named Executive Officers was at risk.

•

We assess, on an annual basis, the risk of our compensation programs. both internally and with the engagement of the Compensation Committee’s independent compensation consultant. For 2012, we concluded that there was no undue risk associated with the design or delivery of our compensation programs.

•

Our Compensation Committee has adopted an executive compensation recoupment policy, which allows us to seek reimbursement of all or a portion of any performance-based short- or long-term cash or equity incentive compensation paid or awarded to named executive officers in certain circumstances.

•	Our Compensation Committee has established stock ownership guidelines, which provide that each named executive officer must own a multiple of his or her annual base salary in our common stock.

2013 Proxy Statement Summary (Continued)

•

Our Compensation Committee has approved stock holding requirements, which prohibit our named executive officers from selling their HII common stock until the stock ownership guidelines have been met and include continuing stock holding requirements.

•

Our insider trading policy prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction and/or engaging in any hedging transactions involving company securities.

2012 Compensation Summary

The following table summarizes the compensation of our Named Executive Officers, which include our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers. for 2012.

Name & Title	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
C. Michael Petters,	900,000	4,499,986	2,025,000	5,424,302	25,499	12,874,787
President and Chief Executive Officer
Barbara A. Niland,	550,000	1,209,965	693,000	4,010,029	68,138	6,531,132
Corporate Vice President, Business Management and Chief Financial Officer
Irwin F. Edenzon,	500,000	999,977	595,000	1,412,298	70,249	3,577,524
Corporate Vice President and President, Ingalls Shipbuilding division
Matthew J. Mulherin,	500,000	999,977	577,500	2,105,559	63,351	4,246,387
Corporate Vice President and President, Newport News Shipbuilding division
Bruce N. Hawthorne,	500,000	874,975	630,000	0	146,601	2,151,576
Corporate Vice President, General Counsel and Secretary

2014 Annual Meeting

Stockholder proposals submitted for potential inclusion in the proxy statement for our 2014 annual meeting must be received by us by November 15, 2013.

General Information About the Annual Meeting and Voting

Your Board of Directors is providing you with these proxy materials in connection with the solicitation of proxies to be voted at our 2013 Annual Meeting of Stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to vote on the following items at the annual meeting:

•	Elect three directors;

•	Ratify the appointment of our independent auditors;

•	Approve executive compensation on an advisory basis.

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint Bruce N. Hawthorne and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. You make this appointment by completing and returning the proxy card provided to you or using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you complete and return a proxy card, but do not provide voting directions, they will vote your shares as recommended by your Board.

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 7, 2013, the record date, or their legal proxy holders are entitled to vote at the annual meeting. Your Board strongly encourages you to vote. Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting. Many stockholders do not vote, meaning the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII.

There are two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Stockholders of record can vote by telephone, on the Internet or by mail as described below. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record. Street name stockholders can vote by the methods explained on the voting instruction card or other information you receive from the bank, broker or other holder of record through which you hold your shares.

We encourage stockholders of record to vote on the Internet or by telephone. Both are convenient and save us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The Internet and telephone voting procedures are designed to verify that you are a stockholder of record by use of a control number and to enable you to confirm that your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card. Internet and telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on Tuesday, April 30, 2013.

General Information About the Annual Meeting and Voting (Continued)

Voting on the Internet. Stockholders of record may vote by proxy on the Internet at www.envisionreports.com/HII. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Telephone. Stockholders of record may vote by proxy by using the toll-free number listed on your proxy card. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded.

Voting by Mail. Stockholders of record may vote by proxy by completing, signing, dating and returning your proxy card in the preaddressed, postage-paid envelope provided.

Voting in Person at the Annual Meeting. If you are a stockholder of record, you may vote in person at the annual meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares to be able to vote in person at the annual meeting. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the annual meeting. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to attend in person.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607;

•	submitting a proxy card with a later date and signed as your name appears on the stock register;

•	voting at a later time by Internet or telephone; or

•	voting in person at the annual meeting.

If you are a street name stockholder, you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholders’ votes. Ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the ballots, proxy cards and voting instructions.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 49,621,612 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the annual meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

General Information About the Annual Meeting and Voting (Continued)

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion only on Item 2 on the proxy card. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Item 1 or Item 3, your shares will not be voted on those matters.

If you have shares in an employee benefit plan and do not vote those shares, your trustee may vote your shares in accordance with the terms of the relevant plan.

The required vote and method of calculation for the business matters to be considered at the annual meeting are as follows:

Item 1—Election of Directors

Directors will be elected by a plurality of the shares present in person or by proxy at the annual meeting or any adjournment thereof and entitled to vote on the election of directors. Plurality voting means the three director nominees receiving the most votes will be elected to the Board. If you do not want your shares to be voted with respect to a particular director nominee, you may “withhold” your vote with respect to that nominee. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item.

Item 2—Proposal to Ratify Appointment of Our Independent Auditors

Ratification of appointment of our independent auditors will be approved if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 3—Proposal to Approve Executive Compensation on an Advisory Basis

The executive compensation of our named executive officers will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item. Although the vote on this item is non-binding, your Board will review the results of the vote and will consider it in making future decisions concerning executive compensation.

IMPORTANT REMINDER OF EFFECT OF NOT CASTING YOUR VOTE IF YOU ARE A STREET NAME STOCKHOLDER

If you are a street name stockholder, it is critical that you vote your shares if you want your vote to count on Items 1 and 3. Your bank, broker or other holder of record will not be able to vote your shares on Items 1 or 3, unless you instruct them how you wish to vote.

SOLICITING AND TABULATING VOTES

We will bear the costs of soliciting and tabulating your votes. Our employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2013 annual meeting for a fee of $12,500, plus associated costs and expenses.

General Information About the Annual Meeting and Voting (Continued)

We will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available as well as a link to the proxy voting website.

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this site at any time and request a paper copy of the proxy statement and annual report.

If you are a street name stockholder, you may also have the opportunity to receive copies of the proxy statement and annual report electronically. Please check the information provided in the proxy materials you received from your bank, broker or other holder of record concerning the availability of this service.

To conserve natural resources and reduce the costs of printing and distributing our proxy materials, we are furnishing proxy materials over the Internet to our stockholders under the SEC’s notice and access rules. Stockholders will receive a Notice of Internet Availability of Proxy Materials, instead of a paper copy of this Notice of 2013 Annual Meeting and Proxy Statement and our 2012 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how stockholders can receive a paper copy of our proxy materials, if they so desire, including this proxy statement, our annual report and a proxy card or voting instruction card.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of 2013 Annual Meeting and Proxy Statement and the 2012 Annual Report or a Notice of Internet Availability of Proxy Materials. This procedure reduces our printing costs and postage fees.

If you or another stockholder of record with whom you share an address are receiving multiple copies of the proxy statement and annual report or the Notice, you can request to receive a single copy of these materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to us at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you or another stockholder of record with whom you share an address wish to receive a separate proxy statement and annual report or the Notice, we will promptly deliver them to you if you request them by contacting Computershare in the same manner as described above.

Stockholders who participate in householding will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

Governance of the Company

OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the board of directors, company management, and the company’s stockholders, with the objectives of fostering the company’s long-term success, improving corporate performance and representing the interests of our stockholders. Corporate governance is a top priority of the board of directors and senior management. We believe that good governance is important not only to our stockholders, but also to our employees, customers, suppliers and others with whom we do business.

The following sections provide an overview of our corporate governance structure and processes. Among other topics, we describe the responsibilities of our board of directors, how our directors are selected and some key aspects of our board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe that the foundation for good corporate governance starts with a board of directors whose independence, experience and judgment will enable the board to effectively oversee management of the company and to engage constructively with management to provide advice and counsel regarding all aspects of our business. Your Board and its committees perform a number of important functions for our company and stockholders, including:

•	Reviewing our corporate strategy developed by management and providing advice on that strategy;

•	Understanding and assessing the significant enterprise risks to which our company is subject and overseeing our enterprise risk management process;

•	Selecting our chief executive officer and evaluating the performance of the chief executive officer and other senior executive officers;

•	Reviewing development and succession plans for our senior executives;

•	Monitoring our company’s financial performance and reviewing and approving significant corporate actions; and

•	Overseeing processes that maintain the integrity of our company, including the integrity of our financial statements and our compliance with legal requirements and adherence to ethics.

Board oversight of management is also effected through the Board’s four standing committees—the Audit Committee, the Compensation Committee, the Governance and Policy Committee, and the newly organized Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure that the committees will work in a coordinated manner with each other and with the full board of directors. Our committees are discussed in greater detail beginning on page 13 of this proxy statement.

CRITERIA FOR BOARD MEMBERSHIP

Your Board believes there are certain qualifications that are applicable to all directors and that specific skills and experiences should be added to the Board by individual directors. The Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our company’s current and future needs.

Governance of the Company (Continued)

Qualifications for All Directors. Your Board believes that all its members must possess the following qualifications:

•	High personal and professional integrity and ethical standards;

•	Substantial educational, business, military or professional accomplishments in leading organizations;

•	Ability to represent the best interests of all stockholders; and

•	Demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for obtaining a security clearance.

Selection of Individual Candidates. In addition to the qualifications that are applicable to all directors, your Board and the Governance and Policy Committee consider, among other things, an individual’s understanding of and experience in such areas as complex manufacturing, heavy industry and engineering, government procurement and contracting, the defense industry, finance, regulatory compliance, and government and public policy. We also consider whether an individual has the ability to commit sufficient time and attention to Board activities, and we consider any potential conflicts with our company’s interests. We strive to have a combination of skills, experience and perspectives that will create an outstanding, dynamic and effective Board, to facilitate the Board’s ability to oversee and enhance the performance of our company and represent the interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board by providing expertise to those committees. The needs of Board committees are also reviewed when considering director nominees. In selecting candidates, the Board and the Governance and Policy Committee consider diversity, seeking representation of varied experiences, backgrounds and perspectives.

Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of those boards on which a prospective director serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly-traded companies in addition to our Board, and directors who also serve as chief executive officers or in equivalent positions should not serve on more than two other boards of publicly-traded companies, in each case without the approval of the chairman of the Governance and Policy Committee. A director who is a full-time employee of our company may not serve on the board of more than two other publicly-traded companies, unless approved by the Board. No member of the Audit Committee may serve on the audit committees of more than three publicly-traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. In addition, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects that director to tender his or her resignation for consideration by the Governance and Policy Committee and the Board.

Conclusion. The satisfaction of these criteria for directors is implemented and assessed through ongoing consideration of directors and nominees by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and

Governance of the Company (Continued)

Policy Committee believe that, individually and as a whole, our company’s directors possess the necessary qualifications to provide effective oversight of management and our business and valuable advice and counsel to our company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible for recommending nominees for election to the Board and for identifying and recommending candidates to fill any vacancies that may occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates. Candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

Evaluations of prospective candidates who would be new to our Board include a review of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board and the Governance and Policy Committee as a whole, one or more members of the Governance and Policy Committee, or one or more other Board members, and discussions of the Governance and Policy Committee and the full Board. The Governance and Policy Committee would then recommend the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

In determining to recommend to the Board the nominees for election at each annual meeting, the Governance and Policy Committee reviews the size of the Board and the criteria set forth above in order to assemble a group of nominees that, individually and as a group and together with directors who will continue to serve on the Board, the Governance and Policy Committee believes satisfies the needs of the Board. Accordingly, the Governance and Policy Committee annually reviews the composition of the Board as a whole and makes recommendations, if deemed necessary, to enhance the Board to achieve what it believes is the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other criteria.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All candidates recommended by stockholders are required to meet the criteria for directors described above, and candidates who meet the criteria described above will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified through other means. Stockholders who wish to nominate a director for election at an annual meeting must follow the procedures set forth in our Bylaws and described beginning on page 18 of this proxy statement.

DIRECTOR INDEPENDENCE

On an annual basis, the Board makes determinations regarding the independence of our directors, following a review and recommendation from the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Board determines independence on the basis of the definition of “independence” set forth in the corporate governance listing standards of the NYSE.

The Board has reviewed relevant relationships between our company and each non-employee director to determine compliance with NYSE independence requirements. Based on that review, the Board has

Governance of the Company (Continued)

determined that Dr. Bruner, Mr. Davis, Adm. Fargo, Ms. Harker, Ms. Kelly, Adm. Miller, Mr. Schievelbein and Mr. von der Heyden, who comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional independence requirements of the Securities and Exchange Commission (“SEC”).

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its primary responsibilities is to evaluate and determine its optimal leadership structure from time to time to facilitate effective oversight of management. Our Bylaws establish the position of Chairman, and our Corporate Governance Guidelines state that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors consider this matter on at least an annual basis. This consideration includes the pros and cons of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in light of our operating and governance environment over time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Non-Executive Chairman. Consistent with this analysis, the Board has determined that having an independent, non-executive chairman is the optimal model for our company at this time. This structure provides the Board with independent leadership and allows the chief executive officer to focus on our company’s business operations. The independent directors selected Adm. Fargo as our non-executive Chairman of the Board.

Pursuant to our Corporate Governance Guidelines, our non-executive Chairman has the following responsibilities:

•	Chair all Board and stockholder meetings, including executive sessions of the independent directors;

•	Serve as a liaison between the chief executive officer and the independent directors;

•

Ensure the quality, quantity and timeliness of the flow of information from management to the Board; although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials;

•

Prepare the agendas of the Board meetings and assist the chairman of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	Set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

•	Along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	Have the authority to call meetings of the Board and meetings of the independent directors; and

•	If requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Governance of the Company (Continued)

Conclusion. All of our directors play an active role in overseeing our company’s business at both the Board and committee levels. Our Board is comprised of one director who serves as our Chief Executive Officer and eight independent directors. Our independent directors are skilled and experienced leaders in business, education, government, military and public policy. Our independent directors are effective in collaborating with management and thoroughly reviewing proposals made by management, and an independent Board leader supports this relationship. Overall, we believe that having a non-executive Chairman of the Board along with seven other strong independent directors is an appropriate and effective structure to oversee our business and to provide advice and counsel to the Chief Executive Officer and other senior officers of our company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has four standing committees: Audit, Compensation, Governance and Policy, and Finance. The Audit, Compensation, and Governance and Policy Committees are each constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance standards; there are no such requirements or standards applicable to the Finance Committee. Each Board committee is governed by a written charter that can be viewed on our website at www.huntingtoningalls.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent as determined under the corporate governance listing standards of the NYSE.

Audit Committee. The Audit Committee’s responsibilities include meeting periodically with management and with both our independent auditor and internal auditor to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee appoints and discharges our independent auditor, and reviews and approves proposed audit and permissible non-audit services to be provided by the independent auditor to evaluate the impact of undertaking such added services on the independence of the auditor. The responsibilities of the Audit Committee are more fully described in our Audit Committee Charter. The members of the Audit Committee are Mr. von der Heyden (chair), Dr. Bruner, Mr. Davis and Mr. Schievelbein. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that Mr. von der Heyden possesses accounting or related financial management expertise. The Board has also determined that Mr. von der Heyden qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee oversees all compensation and benefit programs and actions that affect our elected officers. The Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs and reviews senior management succession plans. The Compensation Committee reviews and recommends to the board of directors the compensation of directors. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee Charter. The members of the Compensation Committee are Adm. Miller (chair), Adm. Fargo and Ms. Harker. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of section 162(m) of the Internal Revenue Code of 1986. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2012.

Governance and Policy Committee. The Governance and Policy Committee is responsible for developing and recommending to the board of directors criteria for board membership; identifying, and reviewing the qualifications of, director candidates; and assessing the contributions and independence

Governance of the Company (Continued)

of incumbent directors in determining whether to recommend them for reelection to the board of directors. The Governance and Policy Committee also reviews and recommends action to the board of directors regarding transactions with related persons and matters involving corporate governance and generally oversees the evaluation of the board of directors. The responsibilities of the Governance and Policy Committee are more fully described in the Governance and Policy Committee Charter. The members of the Governance and Policy Committee are Ms. Kelly (chair), Mr. Davis and Adm. Fargo.

Finance Committee. The Finance Committee was organized by the Board in January 2013 to oversee and review our financial affairs, strategies, and policies. The Finance Committee is responsible for reviewing and making recommendations to the Board regarding: our financial policies and strategies, capital structure and financial condition, our issuances of debt and equity securities and significant borrowing transactions, strategic transactions, our dividend policy and stock repurchase programs, and significant capital expenditures. The Finance Committee will also provide oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan, and strategic plan. The responsibilities of the Finance Committee are more fully described in the Finance Committee Charter. The members of the Finance Committee are Mr. Schievelbein (chair), Ms. Harker and Adm. Miller.

BOARD STRUCTURE

Our Board is divided into three classes of equal size. Each class of directors is elected for a three-year term of office and until their successors are elected. The terms are staggered so the term of only one class of directors expires at each annual meeting.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of our company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors is held each year. In 2012, all of our directors, other than our Chief Executive Officer, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at each of the five regular Board meetings during the year. The non-executive Chairman presides over the executive sessions.

The Audit Committee regularly meets in executive session with management, our independent auditor, our vice president of internal audit and with only members of the committee present. The Compensation Committee also meets in executive session on a regular basis with only members of the committee present.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations, and our processes for identifying and managing other significant risks that may affect our company. To discharge these responsibilities, the Board must understand the significant risks to which our company is subject. Risks are inherent in virtually every business decision and are incorporated into our business strategy, and the Board understands that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive and profitable. The Board’s objective in overseeing risk management is to satisfy itself that management is appropriately assessing and managing our significant risks.

Governance of the Company (Continued)

Management has implemented an enterprise risk management (“ERM”) program, which includes periodic risk assessments, risk analysis, the development of risk plans, monitoring of significant risks, and reports on significant risks and ERM program activities to senior management and our Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across divisional, programmatic and functional disciplines within the company. The Enterprise Risk Committee is responsible for developing enterprise risk assessments, developing enterprise risk mitigation plans, monitoring emerging and evolving risks and developing reports and other data necessary to support management decision-making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is charged with identifying and managing risk.

The Board and its committees are responsible for evaluating our company’s ERM processes and determining whether they are functioning appropriately. To satisfy this responsibility, the Board and its committees facilitate open communication between management and the directors and foster an appropriate culture of integrity and risk awareness. Management generally briefs the Board at each regular meeting of the Board on the risk assessment and mitigation plans for at least one of the company’s significant enterprise risks identified by the Enterprise Risk Committee. At least annually, management provides a general briefing to the Board on our ERM program, which includes a review of the company’s roster of significant enterprise risks and assessments of the probabilities of such risks occurring and their potential severity. The Board is updated on an interim basis on any changes to our designated significant enterprise risks and any other material developments in our ERM program. Oversight of risk management is a continuous process and inherent in our strategic decisions. Accordingly, the Board and its committees engage in communications throughout the year with management regarding risk assessment and risk management, and directors are free to and do communicate directly with senior management.

While the full Board has responsibility for the oversight of risk management, Board committees also oversee individual risks relating to matters within the scope of their authority and report back to the full Board. All standing committees play significant roles in carrying out the risk management oversight function. The Audit Committee oversees risks related to the company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee also oversees the internal and external audit functions and compliance with our Code of Ethics and Business Conduct. The Audit Committee meets separately with our Vice President of Internal Audit and with representatives of our independent auditing firm to discuss our significant financial exposures and the processes that management has in place to monitor and manage such exposures.

The Compensation Committee evaluates the risks associated with our compensation principles and practices. As discussed in more detail under Compensation Discussion and Analysis beginning on page 30 of this proxy statement, the Compensation Committee evaluates and approves compensation programs designed to mitigate risk associated with compensation without diminishing the incentive elements of the compensation program. The Compensation Committee also discusses with management the procedures in place to identify and mitigate potential compensation risks. At least annually, the Compensation Committee reviews, and reports to the Board on, our senior management succession plan.

The Governance and Policy Committee monitors potential risks to the effectiveness of the Board, including director succession and committee composition, and the principal policies that guide our company’s governance. The Governance and Policy Committee also considers risks relating to our company’s policies and practices with respect to significant public policy and corporate responsibility matters.

Governance of the Company (Continued)

The newly organized Finance Committee will provide oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan. The Finance Committee is also responsible for monitoring and overseeing our capital structure and financial condition, any securities issuances and significant borrowing transactions, significant capital expenditures, and any strategic transactions we might pursue.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, every year the Board (under the oversight of the Governance and Policy Committee) conducts an assessment of the performance of the full Board and individual committees, and the evaluation results are discussed with Board members. The Board is also required to consider the performance of each individual director on a regular basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction and/or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts.

CODE OF ETHICS AND BUSINESS CONDUCT

Our board of directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code forms the foundation of a comprehensive process that includes compliance with our corporate policies and procedures and encourages a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including employment, conflicts of interest, corporate opportunities, and the protection of confidential information, and require strict adherence to laws and regulations applicable to the conduct of our business. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules. Employees are required to report any conduct that they believe in good faith is an actual or apparent violation of the code.

The code is available on our website at www.huntingtoningalls.com and is available in print to any stockholder that requests it.

MEETINGS AND ATTENDANCE

The Board held five meetings in 2012, and each of these meetings included an executive session of independent directors. In addition, the Board held 14 committee meetings, comprised of five Audit Committee, five Compensation Committee, and four Governance and Policy Committee meetings. The Finance Committee was organized in January 2013 and, therefore, did not meet in 2012. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2012.

Our policy regarding directors’ attendance at our annual meeting establishes an expectation that all directors will attend the annual meeting, absent extenuating circumstances. All of our directors who were serving at the time of the 2012 annual meeting of stockholders attended the meeting.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our Bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

Communications and Company Documents

We welcome communications from our stockholders and other interested parties, and we make information that we believe is important to our stockholders and interested parties available on our website. The following sections describe how stockholders and other interested parties can communicate with the Board, the information that we make available to our stockholders and other interested parties and where you can find that information, and the procedures that stockholders need to follow to propose matters for consideration at our annual meetings or to nominate directors for election at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other interested parties can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes. The mail will then be registered.

Communications from stockholders and other interested parties are distributed to the Board, a committee or any individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon their request.

Our website contains our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, standing Board committee charters, and Code of Ethics and Business Conduct and a link to our SEC filings. To view these documents, go to www.huntingtoningalls.com, click on “Investor Relations” and click on “Corporate Governance.” We will post any amendments to our Code of Ethics and Business Conduct on our website. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4, and 5 filed by our directors and executive officers, go to www.huntingtoningalls.com, click on “Investor Relations” and click on “SEC Filings.”

We will promptly deliver free of charge, to any requesting stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (without exhibits, when applicable), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.huntingtoningalls.com. The information on our website is not a part of this proxy statement.

Communications and Company Documents (Continued)

FUTURE STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2014 annual meeting of stockholders, the proposal must be received by us by November 15, 2013, at our principal executive offices at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our Bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Assuming that our 2014 annual meeting is held within 30 days before or after the anniversary of the 2013 annual meeting (May 1, 2013), to be timely we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2014 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials (March 15, 2013), or between November 15, 2013 and December 15, 2013.

The notice must be submitted in writing to our principal executive offices at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our Bylaws specify the information that must be contained in the notice. Our Bylaws are posted on our website, www.huntingtoningalls.com, and can be accessed by clicking “Investor Relations” and “Corporate Governance.” If we do not receive your notice on a timely basis in accordance with our Bylaws or, if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2014 annual meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.

Our Board of Directors

We believe that our directors have qualifications, skills and experience that are consistent with our criteria for the selection of directors and that our directors, as a group, have functioned effectively together in overseeing our business over the last year.

Our Board of Directors is divided into three classes that are of equal size. Each class of directors is elected for a three-year term of office and until their successors are elected. The terms are staggered so the term of only one class of directors expires at each annual meeting.

Victoria Harker was appointed to the Board in August 2012. She was recommended as a candidate for director by one of our independent directors. The remaining eight directors have served on the Board since our last annual meeting.

ROBERT F. BRUNER

Director since 2011

Nominee for director at this annual meeting

Term will expire at 2016 annual meeting, if elected

Dr. Bruner, age 63, currently serves as the dean of the Darden Graduate School of Business Administration at the University of Virginia, where he has been a faculty member since 1982.

Positions Held: Dr. Bruner is a financial economist whose research focuses in the areas of mergers and acquisitions, capital structure management, commercial and investment banking and corporate finance, and he has worked as a consultant for leading banks and professional services firms to train employees on these subjects. Dr. Bruner was the founding co-editor of the Emerging Markets Review. From 1996 to 2010, he served as Co-Editor of Educator: Courses, Cases, and Teaching, which is a successor to Finance Teaching and Case Abstracts, founded by Dr. Bruner in 1996. Dr. Bruner served as a Director of the Graduate Management Admission Council from 2006 to 2009, and chaired a Task Force on the Globalization of Management for AACSB International. From 2009 to 2011, he was Chairman of the Board of the Consortium for Graduate Study in Management. Prior to his time in academia, Dr. Bruner was an investment analyst and loan officer at First Chicago Corporation for three years, and also served in the U.S. Army Reserve from 1971 to 1977.

Education: Dr. Bruner received a B.A. from Yale University and an M.B.A. and a D.B.A. from Harvard University.

Qualifications, Experience, Attributes and Skills: We believe that Dr. Bruner is qualified to serve as a director based on his extensive experience as a financial economist, his long academic career, including his experience as the dean of a graduate school of business, his experience serving as a director of several educational organizations, and his previous banking and finance experience.

ARTUR G. DAVIS

Director since 2011

Nominee for director at this annual meeting

Term will expire at 2016 annual meeting, if elected

Mr. Davis, age 45, is a self-employed speaker and commentator on public affairs.

Positions Held: Mr. Davis served as a resident fellow at Harvard University’s Institute of Politics in 2012. Prior to that, he was a partner with the law firm SNR Denton. Mr. Davis served four terms as a member of the United States House of Representatives, representing Alabama’s Seventh Congressional District from 2003 to 2011. He served for four years as a member of the Ways and

Our Board of Directors (Continued)

Means Committee, which has exclusive jurisdiction over tax-writing policy, and served during his tenure on the Committee on House Administration, the Judiciary Committee, the Budget Committee, and the House Financial Services Committee (formerly the Banking Committee). Mr. Davis served as co-chair of the House New Democrat Caucus for four years.

Other Directorships and Education: Mr. Davis is a director of the Points of Light Foundation. He received both a B.A., magna cum laude, and a J.D., cum laude, from Harvard University.

Qualifications, Experience, Attributes and Skills: We believe that Mr. Davis is qualified to serve as a director based on his experience in and knowledge of the government and the public sector, including his service in the U.S. House of Representatives and on the Ways and Means Committee, the Budget Committee and the House Financial Services Committee, and his legal experience.

THOMAS B. FARGO

Director since 2011

Nominee for director at this annual meeting

Term will expire at 2016 annual meeting, if elected

Adm. Fargo, age 64, is Chairman of the Board of Directors of Huntington Ingalls Industries, Inc.

Positions Held: Adm. Fargo has led companies in both the transportation and research and development sectors. He served as Commander of the U.S. Pacific Command, leading the largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force from May 2002 until his retirement from the U.S. Navy in March 2005. His 35 years of service included six tours in Washington, D.C. and five commands in the Pacific, Indian Ocean, and Middle East, which included Commander-in-Chief of the U.S. Pacific Fleet, Commander Fifth Fleet and Naval Forces of the Central Command.

Current Public Company Directorships: Adm. Fargo serves on the boards of directors of Matson, Inc. and Hawaiian Electric Industries, Inc. (Hawaiian Electric Company).

Prior Public Company Directorships (within the last five years): Adm. Fargo served on the board of directors of Northrop Grumman Corporation, Alexander & Baldwin, Inc., and Hawaiian Holdings, Inc. (Hawaiian Airlines, Inc.), including as Chairman of its Compensation Committee.

Other Directorships and Memberships and Education: Adm. Fargo currently holds the John M. Shalikashvili Chair at the National Bureau of Asian Research. He also serves on the boards of directors of United Services Automobile Association (USAA), the United States Naval Academy Foundation, the Japan-America Society of Hawaii, the Iolani School Board of Governors, and the Friends of Hawaii Charities. Adm. Fargo is a graduate of the United States Naval Academy.

Qualifications, Experience, Attributes and Skills: We believe that Adm. Fargo is qualified to serve as a director based on his service as Commander of the largest military command in the world and his senior military, government, and operations expertise. His public company board experience has given him expertise in corporate governance, aerospace and defense, transportation, and finance. Adm. Fargo has received formal training in board service at Harvard University and Stanford University. He also possesses specialized knowledge in both national and homeland security that is directly relevant to our core business and customers.

Our Board of Directors (Continued)

VICTORIA D. HARKER

Director since 2012

Term will expire at 2014 annual meeting

Ms. Harker, age 48, is the Chief Financial Officer of Gannett Co., Inc.

Positions Held: Prior to joining Gannett in June 2012, Ms. Harker had served as Chief Financial Officer since 2006 and as President of Global Business Services since 2011 of The AES Corporation, a global power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc. from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc. from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the Board of Directors of Xylem, Inc. (formerly ITT), a global water infrastructure company, and as Chair of its Audit Committee and a member of its Leadership Development and Compensation Committee. She also serves on the Board of Directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, participates in the American University Advisory Council, is a member of The Economic Club of Washington, D.C., and is an emeritus member of the Board of Wolftrap Foundation for the Performing Arts. Ms. Harker is a trustee of the UVA Foundation’s $250M Jefferson Trust. She received a B.A. from the University of Virginia and an M.B.A. from American University.

Qualifications, Experience, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based on the significant experience in business and finance that she has accumulated serving as chief financial officer and in other senior management positions with other large publicly-traded companies, as well as her experience serving on boards and board committees of other publicly-traded companies.

ANASTASIA D. KELLY

Director since 2011

Term will expire at 2014 annual meeting

Ms. Kelly, age 63, is a Co-Managing Partner of DLA Piper US, LLP.

Positions Held: Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc. from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman until December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance, and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly-traded companies, including MCI/ WorldCom, Sears, Roebuck and Co., and Fannie Mae.

Current Public Company Directorships: Ms. Kelly serves as a director and member of the Compensation and Risk Committee of Owens-Illinois, Inc., the world’s largest manufacturer of glass containers.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations. She serves as a director of the Cheney Cardiovascular Institute at George Washington University Hospital, and is a member of the Rock Center for Corporate Governance at Stanford University Law School. Ms. Kelly is also past Chair of Equal Justice Works and a director of

Our Board of Directors (Continued)

Lawyers for Children America and the International Institute for Conflict Prevention & Resolution. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University and a J.D., magna cum laude, from George Washington University Law School. She is a member of the Texas Bar, the District of Columbia Bar, and the American Bar Foundation.

Qualifications, Experience, Attributes and Skills: We believe that Ms. Kelly is qualified to serve as a director based on her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

PAUL D. MILLER

Director since 2011

Term will expire at 2015 annual meeting

Adm. Miller, age 71, served as Chairman and CEO of Alliant Techsystems Inc., an aerospace and defense company, from 1999 until his retirement in 2005.

Positions Held: Adm. Miller was President and CEO of Sperry Marine, Inc. from 1994 to 1998. During his 30-year career with the U.S. Navy, Adm. Miller served as Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic.

Current Public Company Directorships: Since 2001, Adm. Miller has served on the boards of directors and as a member of the Audit Committees of both Donaldson Company, Inc. and Teledyne Technologies, Incorporated.

Other Directorships and Education: Adm. Miller was a director of Atlantic Marine Inc., a private company, from 2009 until the company was sold in 2010. He has a B.A. from Florida State University, completed the U.S. Navy War College, has an M.B.A. from the University of Georgia, and completed the Executive Management Program (PDM) at Harvard Business School.

Qualifications, Experience, Attributes and Skills: We believe that Adm. Miller is qualified to serve as a director based on his 30 years of experience with the U.S. Navy, his experience as the chairman and chief executive officer of an aerospace and defense company, and his experience as a director of other public and private companies.

C. MICHAEL PETTERS

Director since 2011

Term will expire at 2015 annual meeting

Mr. Petters, age 53, is the President and Chief Executive Officer of Huntington Ingalls Industries, Inc.

Positions Held: Mr. Petters served as President of Northrop Grumman Shipbuilding from 2008, when it was formed, until 2011, when it was spun off to form HII. Prior to that, he was President of Northrop Grumman Newport News beginning in 2004. Since joining Newport News Shipbuilding and Dry Dock Company, Inc. in 1987, his responsibilities have included oversight of the Virginia-class submarine program, the nuclear-powered aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair, human resources and business, and technology development. During his stint in the U.S. Navy, Mr. Petters served aboard the nuclear-powered submarine USS Bancroft, and he spent five years in the Naval Reserve.

Our Board of Directors (Continued)

Other Directorships and Memberships and Education: Mr. Petters serves on the board of directors of the U.S. Naval Academy Foundation, and is a member of both the board of directors and the board of trustees of the Naval Aviation Museum Foundation. He holds a B.S. in physics from the United States Naval Academy and an M.B.A. from the College of William and Mary.

Qualifications, Experience, Attributes and Skills: We believe that Mr. Petters is qualified to serve as a director based on his experience as our President and Chief Executive Officer, his experience as President of our predecessor companies, his experience in operations and in other senior management positions of our predecessor companies, and his military experience as a naval officer.

THOMAS C. SCHIEVELBEIN

Director since 2011

Term will expire at 2014 annual meeting

Mr. Schievelbein, age 59, is the Chairman, President and Chief Executive Officer of The Brink’s Company and Lead Director of New York Life Insurance Co.

Positions Held: Mr. Schievelbein served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until his retirement in November 2004. He served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction, and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77, and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair, and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of The Brink’s Company since March 2009 and has been Chairman of that board since June 2012. He previously served as a member of its Audit and Compensation Committees. Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as its Lead Director.

Prior Public Company Directorships (within the last five years): Mr. Schievelbein previously served on the Board of Directors of McDermott International Inc. from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the United States Naval Academy Foundation from 2004 through 2012. He holds a B.S. in Marine Engineering from the United States Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Qualifications, Experience, Attributes and Skills: We believe that Mr. Schievelbein is qualified to serve as a director based on his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his experience as Chairman, President and Chief Executive Officer of a public company, and his experience serving as a director of a number of public companies.

KARL M. VON DER HEYDEN

Director since 2011

Term will expire at 2015 annual meeting

Mr. von der Heyden, age 76, is the retired Vice Chairman of PepsiCo, Inc. and a trustee of New York City Global Partners.

Our Board of Directors (Continued)

Positions Held: Mr. von der Heyden was vice chairman of the board of directors of PepsiCo, Inc. from 1996 to 2001, where he also served in various senior management capacities, including as chief financial officer. He was previously co-chairman and chief executive officer of RJR Nabisco, Inc., president and chief executive officer of Metallgesellschaft Corp., and senior vice president, chief financial officer and a director of H.J. Heinz Company.

Prior Public Company Directorships (within the last five years): Mr. von der Heyden has served as a director of DreamWorks Animation SKG Inc. (October 2005 to June 2009), Macy’s, Inc. (February 1992 to May 2010), and NYSE Euronext, Inc. (December 2005 to May 2008.)

Other Directorships and Memberships and Education: Mr. von der Heyden is a former director of Aramark Corporation (September 2001 to December 2006) and PanAmSat (March 2005 to May 2006) and a former trustee of Duke University, the YMCA of Greater New York, and other non-profit organizations. He served as Chairman of the Financial Accounting Standard Board’s Advisory Council and was a senior adviser to the Clipper Group, a private equity firm. He attended the Free University of Berlin and received a B.A. from Duke University and M.B.A. from the Wharton School of Business at the University of Pennsylvania. He also received a CPA certificate.

Qualifications, Experience, Attributes and Skills: We believe that Mr. von der Heyden is qualified to serve as a director based on his experience as chief executive officer and chief financial officer of several large public companies, his experience as a director of numerous public companies and non-profit entities, and his varied business and finance experience.

Director Compensation

Director compensation elements are designed to:

•	Ensure alignment with long-term stockholder interests;

•	Ensure we can attract and retain outstanding directors who meet the selection criteria described in the Governance of the Company section of this proxy statement;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Compensation Committee and recommendations are presented to the full Board for approval. Our executive officers are not paid additional compensation for their service on our board of directors.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of restricted stock units granted under our 2012 Long-Term Incentive Stock Plan.

The annual cash retainer for non-employee directors is $100,000. The additional annual cash retainer for serving as non-executive Chairman of the Board is $250,000. The additional annual cash retainers for serving as chairs of our standing Board committees are: Audit $20,000; Compensation $15,000; and Governance and Policy $15,000. The additional annual cash retainers for serving as members (but not as chairs) of the Board committees are: Audit $15,000; Compensation $5,000; and Governance and Policy $5,000. All retainer amounts are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors receive an annual equity award with a value of $100,000 in the form of restricted stock units. On the first trading day of each quarter, each non-employee director is granted an award of restricted stock units determined by dividing $25,000 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit.

Restricted stock unit awards are fully vested at grant and generally become payable within 30 days following the date a non-employee director ceases to provide services as a member of the Board. Non-employee directors are entitled to receive dividend equivalents with respect to their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

The Finance Committee was organized in January 2013. Non-employee directors will receive an additional annual cash retainer for serving as chair of the Finance Committee of $15,000 and an additional annual cash retainer for serving as members (but not as chairs) of $5,000.

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2012 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert F. Bruner	115,000	99,945	—	214,945
Artur G. Davis	115,000	99,945	—	214,945
Thomas B. Fargo	350,000	99,945	—	449,945
Victoria D. Harker	41,372	24,966	—	66,338
Anastasia D. Kelly	115,000	99,945	—	214,945
Paul D. Miller	115,000	99,945	—	214,945
Thomas C. Schievelbein	115,000	99,945	—	214,945
Karl M. von der Heyden	120,000	99,945	—	219,945

(1)	The values for stock awards represent the grant date fair value of restricted stock units granted in 2012, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 17 of the financial statements included in our 2012 Annual Report on Form 10-K. As of December 31, 2012, our non-employee directors held the following number of restricted stock units: Bruner—9,878; Davis—9,878; Fargo—12,293; Harker—595; Kelly—9,878; Miller—9,878; Schievelbein—9,878; and von der Heyden—9,878.

Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2012 compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by us as of December 31, 2012, whom we refer to as our Named Executive Officers. It begins with biographies of our Named Executive Officers. Next is the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the Named Executive Officers, followed by the Report of our Compensation Committee. Finally, this section includes the detailed executive compensation tables in the format required by the SEC.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience of our Named Executive Officers.

C. Michael Petters, President and Chief Executive Officer

Mr. Petters is President and Chief Executive Officer of HII. He assumed this role on March 31, 2011, when Northrop Grumman Shipbuilding began operating as the newly-formed and publicly-owned Huntington Ingalls Industries following a spin-off from Northrop Grumman Corporation. Mr. Petters is also a member of our Board of Directors.

Mr. Petters is responsible for leading the design, construction and overhaul of conventionally-powered surface combatants, amphibious and auxiliary ships and nuclear-powered submarines and aircraft carriers, as well as business opportunities in adjacent markets. From 2008 until he assumed his current position, he served as president of Northrop Grumman Shipbuilding. Prior to that, he served as president of the Newport News sector of Northrop Grumman Corporation.

Mr. Petters joined Newport News Shipbuilding in 1987 in the Los Angeles-class submarine construction division. He subsequently held a number of increasingly responsible positions throughout the organization, including production supervisor for submarines, marketing manager for submarines and carriers, vice president for aircraft carrier programs, vice president for contracts and pricing, and vice president for human resources.

A native of Florida, Mr. Petters earned a bachelor’s degree in physics from the U.S. Naval Academy in 1982, served aboard the nuclear-powered submarine USS George Bancroft and spent five years in the Naval Reserve. In 1993, he earned a master’s degree in business administration from the College of William and Mary.

Mr. Petters was appointed to serve on the Virginia Governor’s Advisory Council on Revenue Estimates. He serves on the board of directors of the U.S. Naval Academy Foundation and is a member of both the board of directors and the board of trustees of the Naval Aviation Museum Foundation. Mr. Petters also serves on the distinguished advisory board for the Dolphin Scholarship Foundation and on the advisory council for the Naval Historical Foundation.

Barbara A. Niland, Corporate Vice President of Business Management and Chief Financial Officer

Ms. Niland is Corporate Vice President, Business Management and Chief Financial Officer of HII. Named to this position at the time of the spin-off, she is responsible for directing our business strategy

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and processes in support of business growth and profitability goals. Ms. Niland also has responsibility for business management functions, such as investor relations, treasury, internal audit, contracts, estimating and pricing, accounting, financial reporting, planning and analysis, rates and budgets, and program cost control.

Prior to her current position, Ms. Niland served as sector vice president of business management and chief financial officer of Northrop Grumman Shipbuilding (2008-2011) and the Newport News sector of Northrop Grumman Corporation (2004-2008), positions in which she was responsible for directing the sector’s business strategy and processes in support of business growth and profitability goals. She also had responsibility for sector business management functions, such as contracts, estimating and pricing, accounting, financial reporting, planning and analysis, rates and budgets, and program cost control. Before that, Ms. Niland served as vice president of finance and controller for Northrop Grumman’s Electronic Systems sector. In this role, she was responsible for financial planning, financial accounting, government accounting, engineering and manufacturing finance, international finance, and business management functions.

Ms. Niland began her career at Westinghouse (a predecessor of Northrop Grumman Electronic Systems) in 1979, where she held a number of financial and business management positions, serving as business manager for a number of space systems programs and later being named program director of business management for space systems. Ms. Niland was promoted to vice president of finance and controller for Northrop Grumman Electronic Systems in 2002.

Ms. Niland earned a bachelor’s degree in finance from Towson State University and a masters of science degree from the University of Maryland University College.

Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding Division

Mr. Mulherin is Corporate Vice President of HII and President of the Newport News Shipbuilding division. Named to this position in 2011, he is responsible for all Newport News Shipbuilding engineering, operations and programs, including the most complex ships in the world: nuclear-powered aircraft carriers and nuclear-powered submarines. Newport News Shipbuilding generates approximately $3.5 billion in annual revenues and employs nearly 21,000 employees.

From 2008 until he assumed his current position, Mr. Mulherin served as sector vice president and general manager of site operations at Newport News as part of Northrop Grumman Shipbuilding. His responsibilities included programs for the company’s Newport News operations, where he successfully led the sector’s aircraft carrier design and construction programs, carrier refueling and overhaul programs, and the submarine program.

Mr. Mulherin earned a bachelor’s degree in civil engineering from Virginia Tech in 1981 and began his career at Newport News Shipbuilding the same year as a nuclear test engineer. Since then, he has held increasingly responsible positions, including nuclear project manager for Los Angeles-class submarines, director of facilities, director of nuclear engineering and refueling, and director of carrier refueling and overhaul construction. Mr. Mulherin also served as director and vice president for the next generation of aircraft carriers, the Gerald R. Ford class, and vice president of all programs, including shipbuilding and repair, Department of Energy programs, and commercial energy programs.

Mr. Mulherin serves on the boards of directors of the Shipbuilders Council of America and the Naval Submarine League. He also serves on the board of trustees of The Mariners’ Museum and is a committee member of Greater Peninsula NOW.

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Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding Division

Mr. Edenzon is Corporate Vice President of HII and President of the Ingalls Shipbuilding division. Named to this position in 2011, he is responsible for all programs and operations at Ingalls Shipbuilding, including U.S. Navy destroyer, amphibious assault and surface combatant programs and the U.S. Coast Guard cutter program. He also has responsibility for our subsidiaries Continental Maritime, a San Diego shipyard that services and supports U.S. Navy ships stationed on the West Coast, and AMSEC, a full-service provider of engineering, logistics, and technical support services.

From 2008 until he assumed his current position, Mr. Edenzon served as sector vice president and general manager of Northrop Grumman Shipbuilding-Gulf Coast. Prior to that, he served as the director of future carrier programs and as senior vice president of technology development and fleet support for Northrop Grumman’s Newport News sector. Named to this position in 2007, he successfully led efforts to increase Newport News’ strategic focus on and execution of fleet maintenance business, which included surface ships, submarines and commercial ship repair. Prior to joining Northrop Grumman in 1997 as director of international programs, Mr. Edenzon was vice president of business development for Textron Marine and earlier served as director of product line and contracts management at Sperry Marine. He began his career in Florida with Perry Offshore, a company that developed and built saturation diving systems, service manned submersibles and remotely-controlled underwater vehicles for offshore companies, the U.S. Navy, and international navies. During his 10 years with that company, Mr. Edenzon held management positions in business development, contracts, and programs.

Mr. Edenzon received a bachelor’s degree in criminal justice, magna cum laude, from Rutgers University and a master’s degree in business administration from Florida Atlantic University.

Mr. Edenzon received the 2009 Outstanding Community Leader of the Year Award for South Mississippi. He is a member of the Gulf Coast Business Council, an advisory board member for the University of Mississippi’s Center for Manufacturing Excellence, and serves on the board of directors of Special Olympics of Mississippi. Mr. Edenzon currently serves as the chairman of the USO Gulf Coast Advisory Council and is a past chairman of the board of directors of USO of Hampton Roads.

Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary

Mr. Hawthorne is Corporate Vice President, General Counsel and Secretary of HII. Named to this position at the time of the spin-off, he is the company’s chief legal officer. He has overall leadership responsibility for the company’s law department and outside counsel.

Prior to joining the company in 2011, Mr. Hawthorne served as a partner and practice development chairman for the law firm of Arnall Golden Gregory LLP (“AGG”), facilitating its development of best practices around collaboration and value delivery, client relationships and talent development. From 2008 until joining AGG, he served as co-founder and managing director of Consigliere Group LLC, a consulting and technology services firm.

Mr. Hawthorne’s corporate career includes serving as executive vice president, general counsel and secretary of Electronic Data Systems during a time when the company was pursuing a major transformation. While there, he led a global legal team that provided counsel and support to a population of 110,000 employees. Prior to that, he served as executive vice president and chief staff officer of Sprint Corp. As chief staff officer, he had executive responsibility for multiple functions, including strategy, corporate development, human resources, communications, brand management

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and security. Until 2003, Mr. Hawthorne was a senior partner of the law firm of King & Spalding LLP, where his practice focused on corporate and securities law, corporate governance, mergers and acquisitions, and strategic joint ventures.

Mr. Hawthorne holds a B.B.A from the University of Michigan, an M.B.A. (Beta Gamma Sigma) from The University of Detroit and a J.D. (Order of the Coif) from Vanderbilt University, where he was the managing editor of the Vanderbilt Law Review. Admitted to the bar in Georgia, he is a member of the American Bar Association, the ABA Business Law Section’s Federal Regulation of Securities Committee, and the Society of Corporate Secretaries and Governance Professionals.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2012 compensation of our Named Executive Officers.

We design, build and maintain nuclear and non-nuclear ships for the U.S. Navy and U.S. Coast Guard and provide after-market services for military ships around the globe. For more than a century, we have built more ships in more ship classes than any other U.S. naval shipbuilder. Employing nearly 37,000 people in Virginia, Mississippi, Louisiana and California, our primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

Our 2012 Named Executive Officers (“NEOs”) are:

C. Michael Petters	President and Chief Executive Officer

Barbara A. Niland	Corporate Vice President, Business Management and Chief Financial Officer

Irwin F. Edenzon	Corporate Vice President and President, Ingalls Shipbuilding division

Matthew J. Mulherin	Corporate Vice President and President, Newport News Shipbuilding division

Bruce N. Hawthorne	Corporate Vice President, General Counsel and Secretary

Executive Summary

2012 marked our first full year as an independent publicly held company following our spin-off from Northrop Grumman Corporation in 2011. The feedback and support we received from stockholders and institutional investors in 2012 regarding our executive compensation programs and practices was generally positive. Our programs, which we believe are balanced over both the short- and long-term and thereby mitigate risk taking behaviors and encourage our NEOs to focus on performance that has a positive impact on our customers and stockholders, are described in detail over the next several pages.

Our compensation principles are based on providing significant rewards to our NEOs if we achieve our financial and operational goals. The focus on performance can be seen in the compensation mix of our NEOs. For example, 87% of Mr. Petters’ total direct compensation in 2012 was directly linked to our

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performance in the form of his annual and long-term incentive awards. Performance-based compensation also comprised a significant percentage of the total direct compensation of our other NEOs; with the exception of Mr. Hawthorne, who joined our company in 2011 and therefore did not receive a long-term incentive payout for the performance period that ended on December 31, 2012, approximately 83% of total direct compensation was comprised of performance-based incentive awards. For Mr. Hawthorne, 56% of total direct compensation was comprised of performance-based incentive awards.

Adherence to this underlying principle of pay for performance allows us to consistently focus on achieving our financial and operational goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value.

2012 Highlights

2012 was a successful year for the company in a challenging environment. We celebrated our one-year anniversary as an independent, publicly traded company and held our first annual stockholders’ meeting in May. We reported a consolidated operating margin of 5.5% and remain on track to deliver 9% or better operating margins by 2015. Our commitment to creating value for our customers, stockholders and employees has translated into our achievement of several important milestones, including:

•	Receiving approximately $6.0 billion in new contract awards, contract modifications and options, which brought our total backlog to $15.5 billion at year-end;

•	Recording sales of $6.7 billion, compared to $6.6 billion in 2011, and operating income of $358 million, compared to $100 million reported in 2011;

•	Generating healthy 2012 operating results of $2.91 diluted earnings per share, compared to the $2.05 loss per share reported in 2011;

•	Ending 2012 with $1.1 billion in cash, after generating $170 million in free cash flow, defined as cash provided by operating activities less capital expenditures;

•

Our Board of Directors declaring our first quarterly cash dividend in the fourth quarter of 2012 of $0.10 per share, as well as authorizing a program to repurchase up to $150 million of its outstanding shares of common stock over the next three years;

•	Delivering LPD-23 Anchorage and LPD-24 Arlington, and the composite deckhouse for the destroyer DDG-1000 Zumwalt;

•	Launching and christening the ninth amphibious transport dock LPD-25 Somerset, the multi-purpose amphibious assault ship LHA-6 America, and the tenth Virginia-class submarine SSN-783 Minnesota;

•	Reaching 90% structural completion in building the nuclear-powered aircraft carrier CVN-78 Gerald R. Ford;

•	Beginning construction on the amphibious transport dock LPD-27 (unnamed) and fabrication on the Aegis guided missile destroyer DDG-113 John Finn; and

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•

Holding the grand opening of our Supplemental Module Outfitting Facility, an investment of approximately $100 million to accommodate the Virginia-class submarine program’s two-submarines-per-year build plan.

Commitment to Best Practices in Compensation

We highlight below certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do

•	Consideration of Annual “Say-on-Pay” Advisory Vote: The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.

•

Variable Compensation: In 2012, the Compensation Committee awarded the majority of total direct compensation to NEOs in the form of variable compensation that is performance-based. Variable compensation is tied to the achievement of performance goals and includes elements of annual incentive awards and restricted performance stock rights. These elements are described in detail in this CD&A.

•

Compensation Risk Assessment: We assess the risk of compensation programs on an annual basis both internally and with the engagement of our independent compensation consultant. For 2012, the Compensation Committee agreed with the consultant’s conclusion that there was no undue risk associated with the design or delivery of the programs.

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Executive Compensation Recoupment (Clawback Policy): Our executive compensation recoupment policy allows us to seek reimbursement of all or a portion of any performance-based short or long-term cash or equity incentive compensation paid or awarded to executive officers in certain circumstances.

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Targeted Benchmarking: HII is a unique business with few direct competitors in the marketplace. The Compensation Committee must therefore strike a balance between internal equity and external benchmarking when setting executive pay levels. The Compensation Committee engaged Exequity LLP, an independent compensation consultant, to assess the market for the determination of our executive compensation elements and targets on an annual and ongoing basis.

•

Executive Stock Ownership Guidelines and Holding Requirements: Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock. In addition, we have instituted holding requirements prohibiting our NEOs from selling our stock until ownership requirements have been met, and we have continuing stock holding requirements.

•

Director Stock Ownership Guidelines and Holding Requirements: Our directors do not have specific stock ownership guidelines; however, they are required to hold all stock they receive as compensation until they no longer serve on our Board.

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What We Don’t Do

•

No Employment Agreements: None of our named executive officers have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination situations.

•

No Change-in-Control Agreements: We do not provide change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.

•

No Hedging Transactions or Short Sales by Executive Officers or Directors Permitted: Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction and/or engaging in any hedging transactions involving our securities.

•

No Dividends or Dividend Equivalents on Unearned RPSRs: No dividends or dividend equivalents are paid out on RPSRs during the performance period. Dividend equivalent units are only paid at the time and to the extent that the underlying shares are vested and paid.

Executive Compensation Principles

The Compensation Committee of the Board of Directors (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, and oversees all of our compensation and benefit programs that affect the NEOs, as well as other officers elected by the Board of Directors. The Committee also provides strategic direction for our total compensation and benefits structure and reviews CEO and senior executive succession plans. In its oversight of these programs, the Committee is guided by the compensation principles set forth below.

The following compensation principles were approved by the Committee and form the basis of our executive compensation program.

•

Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule goals, and stockholder friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value.

•	Compensation programs will be designed to influence outcomes and will provide a balance between short and long-term performance.

•

Compensation programs will be based on clear and measurable financial results and accountabilities, with a bias towards equity-based compensation, and will be formula-based with appropriate levels of discretion.

•

Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals; however, measures oriented to strongly improving our own business results will be the predominant factor.

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Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

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•

Successful accomplishment of business goals in both annual operating performance and the achievement of increased stockholder value will produce significant individual rewards; failure to attain business goals will negatively affect the pay of our executives.

•

To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. In addition, Board members are required to hold stock awards for the duration of their service on the Board.

•

The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other programs such as our stock ownership guidelines and holding requirements, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

2012 Key Compensation Decisions

Key compensation decisions for our Named Executive Officers for 2012 included the following:

•	Base salaries for our executive officers were not increased in 2012 in response to challenging market and economic conditions, as well as competitive market compensation analyses.

•	Targets for our Annual Incentive Plan remained the same.

•

The long-term incentive target as a percentage of base salary was increased from 175% to 200% for Mr. Edenzon and Mr. Mulherin based on market and internal equity considerations. Targets remained the same for the other NEOs.

•	All long-term incentive awards were in the form of restricted stock performance rights, which vest only upon achievement of performance goals.

Alignment of Performance and Compensation

Our compensation principles and pay-for-performance culture are designed to attract and retain key talent and incentivize them as they strive to meet or exceed both customer and stockholder expectations. As such, we provide significant reward opportunities to our NEOs if we achieve our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value.

This focus on performance can be seen in the compensation mix of our NEOs. For example, 87% of Mr. Petters’ total direct compensation in 2012 was linked directly to our performance in the form of his annual and long-term incentive awards. Performance-based compensation also comprised approximately 77% of the total compensation of our other NEOs. Performance-based awards are balanced over the short- and long-term, incentivizing behaviors that promote stockholder value while mitigating risk taking behaviors and encouraging our NEOs to focus on performance that has a positive impact on our customers and stockholders.

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The design of our incentive plans also supports our pay-for-performance principles. Exceeding our financial and operational targets can result in a payout of up to 200% of the original award target, while failure to meet our targets can result in no payout of incentive compensation to NEOs under our plans.

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal to support a pay for performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders, we seek the views of our stockholders on the design, effectiveness and results of our executive compensation program.

In 2012, we held our first non-binding advisory stockholder vote on executive compensation under the Dodd-Frank Act. This advisory vote received 83% support of the votes cast by our stockholders. Although the vote is non-binding, the Committee evaluated the vote at its August 2012 meeting and then again in December when determining the appropriate compensation for our NEOs. As a result of the vote, the Committee decided not to make any significant changes to our executive compensation program.

In addition to this advisory vote, our stockholders voted on the frequency of future say-on-pay votes and supported an annual vote. Our Board therefore adopted an annual frequency policy for the say on pay vote. We value the opinions of our stockholders and will continue to consider the results of future advisory votes on our executive compensation.

Retention of Independent Compensation Consultant

The Committee continued in 2012 to use an independent compensation consultant, Exequity LLP, to assist in performing obligations specified in its charter. Under the terms of the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with the company’s management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the relationship.

Exequity attended several Committee meetings during 2012 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Conflict of Interest Assessment

In light of new SEC rules, the company requested and received information from Exequity addressing potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

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Based on an assessment of these factors, including information gathered from our directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes that our total compensation program (base salary, target annual incentive awards, target long-term incentive award values and benefits) should, in the aggregate, provide compensation at approximately the 50th percentile in the relevant market. Based on an analysis conducted by Exequity and reviewed with the Committee, it was determined that our NEO base pay generally falls at or below the median and annual and long-term incentive payments are generally in the third or fourth quartile among the peer companies, which is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company.

Data was collected from competitive peers with revenue generally between $1 billion and $10 billion and that closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median revenue for peer group companies was $6.3 billion, which is slightly below our revenue of $6.7 billion for 2012. For 2012, the targeted peer group for our NEO compensation analysis consisted of the following 18 companies:

Alliant Techsystems Inc.	NRG Energy Inc.
Babcock & Wilcox Co.	Oshkosh Corp
Federal-Mogul Corp	Precision Castparts Corp
Fluor Corp	Rockwell Collins Inc.
Goodrich Corp	Shaw Group Inc.
Harris Corp	Spirit Aerosystems Holdings
ITT Corp	Teledyne Technologies Inc.
L-3 Communications Holdings Inc.	Triumph Group Inc.
Moog Inc.	URS Corp

During 2012, as a result of ongoing monitoring and analysis of the business landscape, the Committee decided to modify this peer group going forward. The following specific changes have been made for the 2013 plan year:

•	Fluor Corporation has been removed because their market cap is significantly larger than ours;

•	ITT Corporation has been removed as a result of the separation of its defense and water-related businesses; Exelis, its remaining defense-related business, has been added to our peer group; and

•	Goodrich Corporation has been removed as a result of its acquisition by United Technologies.

All other peer companies will remain the same.

Compensation Risk Assessment

The Board actively monitors our overall risk profile, including the potential risk posed by our compensation programs. During the fourth quarter of 2012, a risk assessment and analysis of our executive compensation programs was conducted by Exequity. Their findings confirmed that our

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executive compensation programs are designed to drive a pay-for-performance culture and do not create risks that are likely to have a material adverse impact on the company. The Committee reviewed and discussed the risk analysis with the consultant and agreed with the consultant’s conclusions.

The following key factors are components of our executive compensation risk mitigation efforts:

•

Our stock ownership guidelines and certain additional stock holding requirements of three years from the date of payout, including any payout that occurs within one year of retirement, provide a strong risk mitigation tool;

•	Our clawback policy applies to all employees at the level of Vice President and above, allowing us to recoup incentive payments in the event of restated financial results;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes;

•	Long-term incentive maximum payouts are capped at 200%, preventing possible windfall awards earned due to unforeseen circumstances; and

•	Long-term incentive awards are earned over a three-year period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

Creation of Annual Incentive Plan (AIP) and Long-Term Incentive Stock Plan (LTIP) Goals

Financial metrics for our AIP have been established for our corporate office, while a combination of financial and operational metrics have been established for each of our two major operating divisions. The guiding principle behind all of our performance metrics is that they drive the necessary outcomes to ensure customer satisfaction and increase stockholder value.

Division operational goals based on clear and measurable results were established collaboratively between division and corporate management. Operational goals fall into the categories of safety, quality, cost and schedule, with a fifth category oriented to goals focused on division-specific challenges and opportunities, which may change from year to year.

Goals for the LTIP were established to reward performance in three-year increments. Performance metrics for all participants under the LTIP were determined to be operating margin and free cash flow.

The Committee reviews and approves all compensation-related goals applicable to our NEOs.

2012 Elements of Compensation

Compensation elements for executives consist of base salaries, annual incentives and long-term incentives. Annual base salary provides a fixed level of compensation that is competitive within the relevant market and helps attract and retain highly qualified executives. Annual incentives are generally provided in cash and intended to provide motivation to executives to achieve pre-determined financial and operational targets that are clearly aligned with our strategic goals. Long-term incentives are generally equity-based and intended to promote attainment of pre-determined performance goals over a three-year period.

Executive Compensation (Continued)

Base Salaries

Base salaries for our NEOs for 2012 were not increased from the 2011 levels based on management’s recommendations and the Committee’s belief that a significant portion of total direct compensation should be performance-based.

Base salaries for our NEOs for 2012 were as follows:

Name	Title	2012 Annual Salary ($)
C. Michael Petters	President and Chief Executive Officer	900,000
Barbara A. Niland	Corporate Vice President, Business Management and Chief Financial Officer	550,000
Irwin F. Edenzon	Corporate Vice President and President, Ingalls Shipbuilding division	500,000
Matthew J. Mulherin	Corporate Vice President and President, Newport News Shipbuilding division	500,000
Bruce N. Hawthorne	Corporate Vice President, General Counsel and Secretary	500,000

Annual Incentives

The Committee approves annual incentive compensation targets for each NEO position. Targets vary with relevant benchmark market levels, individual job level, scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive target levels for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and, after the year has ended, provides a basis upon which a final award amount is determined by the Committee based on its assessment of performance against pre-determined performance criteria. Overall, our NEOs’ target cash bonus opportunities expressed as a percent of base salary tend to fall in the third quartile of the relevant market data.

2012 Annual Incentive Plan

Target Bonuses for Mr. Petters, Ms. Niland and Mr. Hawthorne for 2012 were evaluated based on our overall performance, which includes operating margin and free cash flow, using our company performance factor (“CPF”) as well as an individual performance factor (“IPF”). Achievement of the maximum performance criteria will result in a CPF factor of 2.0. If the CPF is less than 0.5, there is no payout. The IPF can range from 0 to 1.5. No annual incentive bonus can exceed 200% of an individual’s Target Bonus. The annual incentive formula for the 2012 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

2012 Target Bonuses for Mr. Edenzon and Mr. Mulherin were evaluated based on their respective division performance factor (“DPF”), which includes operating margin and free cash flow, as well as their respective non-financial goals, which include safety, quality, cost and schedule, and an individual performance factor (“IPF”). Achievement of the maximum performance criteria will result in a factor of 2.0. No bonus will be payable if the overall earnout percentage with reference to the corporate metrics is less than 0.5. The IPF can range from 0 to 1.5. No annual incentive bonus can exceed 200% of an individual’s Target Bonus. The annual incentive formula for the 2012 performance period is:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

Executive Compensation (Continued)

At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO in order to recommend an IPF for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is determined based upon consideration of the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

•	Performance on non-financial goals, including company-level goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

At the end of the year, the Committee reviews and considers all performance information, including a comparison to the peer group data. The Committee approves bonus amounts for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on comparisons with relevant market benchmarks, we did not increase the 2012 Target Bonus amounts for our NEOs from the 2011 Target Bonus amounts. The 2012 Target Bonus amounts were as follows:

Executive	Title	Target Incentive as % of Base Salary (%)	2012 Target Bonus ($)
C. Michael Petters	President and Chief Executive Officer	125	1,125,000
Barbara A. Niland	Corporate Vice President, Business Management and Chief Financial Officer	70	385,000
Irwin F. Edenzon	Corporate Vice President and President, Ingalls Shipbuilding division	70	350,000
Matthew J. Mulherin	Corporate Vice President and President, Newport News Shipbuilding division	70	350,000
Bruce N. Hawthorne	Corporate Vice President, General Counsel and Secretary	70	350,000

Plan Funding

Our AIP is designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986. As such, in order to establish performance-based parameters for the payment of annual incentives, the Committee approved a bonus pool that appropriates an amount (“Tentative Appropriated Incentive Compensation”) not to exceed 2 1/2% of our Economic Earnings for the performance year. “Economic Earnings” is defined as income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting

Executive Compensation (Continued)

changes and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill and other purchased intangibles, plus restructuring or similar charges to the extent they are separately disclosed in the annual report. Our performance-based policy provides that the maximum potential individual incentive compensation award for a performance year for an officer subject to Section 162(m) will be limited to no more than 40% of the Tentative Appropriated Incentive Compensation for the CEO, and 20% for each of the other covered NEOs other than our CFO.

2012 Annual Incentive Plan Goals and Results

For Mr. Petters, Ms. Niland and Mr. Hawthorne, the 2012 Target Bonus calculation was based on overall company performance. For Mr. Edenzon and Mr. Mulherin, the 2012 Target Bonus calculations were based on the performance of the Ingalls division and the Newport News division, respectively.

The corporate AIP score is based on our overall financial score as described below. Division performance is based 75% on the division operational score and 25% on the division financial score. In determining the earnout percentage for AIP awards for Messrs. Edenzon and Mulherin, the performance criteria are weighted as follows:

•	75% of the earnout percentage determined based on achievement of the Operational Division Criteria (the “Operational Division Earnout Percentage”).

The Operational Division Criteria consist of the following five separate performance metrics which are weighted equally (i.e., each sub-metric comprises 20% of the Operational Division Criteria). These criteria are recommended by our CEO and approved by the Committee at the beginning of the performance year and are specific to the respective divisions.

•	Safety—Measured by a combination of elements such as total case rate, lost total case rate and lost work days rate;

•	Quality—Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase;

•	Schedule—Measured using program-specific objectives related to achievement of quarterly targets;

•	Cost—Measured using program-specific objectives related to achievement of factors such as Cost Performance Index (CPI) and overhead rates; and

•

Division Management—These goals are recommended by our CEO and approved by the Committee at the beginning of the performance year and are specific to each division’s opportunities and challenges. They may be more focused on operational or financial goals or may be focused on environmental, human capital or any other area where our CEO wishes to drive performance.

•	12.5% of the earnout percentage is determined based on the achievement of the Return on Sales (ROS) Performance Criteria (the “ROS Earnout Percentage”)

•	ROS Performance Criteria—Operating Margin (OM) before other post-employment benefits (OPEB) and FAS/CAS Net Pension Expense

•	12.5% of the earnout percentage is determined based on the achievement of the FCF Performance Criteria (the “FCF Earnout Percentage”)

Executive Compensation (Continued)

•	FCF Performance Criteria—Free Cash Flow (FCF) before Discretionary Pension and Excess Cash Flow (ECF)

All of the metrics for our NEOs are recommended by our CEO and are approved by the Committee.

AIP goals are plan-based with minimum and maximum limits based on clear targets connected to our strategic goals. The goals are based on metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Performance metrics for 2012 are as follows:

Corporate 2012 Metrics for Mr. Petters, Ms. Niland and Mr. Hawthorne

Corporate 2012 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
OM%—Performance (%)	6.0	6.3	6.8	7.17	200	50%	100
FCF—Performance ($M)	53	103	153	177	200	50%	100

Total Performance (CPF)							200

Actual Payout—180 points

Ingalls 2012 Metrics for Mr. Edenzon

Ingalls 2011 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site GM Specific)	0	100	200	162	162	75%	122

Financial Metrics
OM%—Performance (%)	3.75	4.00	4.50	3.75	0	12.5%	0
FCF—Performance ($M)	27	52	77	133	200	12.5%	25

Financial Performance					100	25%	25

Total Performance (DPF)							147

NN 2012 Metrics for Mr. Mulherin

NN 2011 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site GM Specific)	0	100	200	120	120	75%	90
Financial Metrics
OM%—Performance (%)	8.75	9.00	9.50	9.77	200	12.5%	25
FCF—Performance ($M)	264	289	314	297	132	12.5%	17

Financial Performance					166	25%	42

Total Performance (DPF)							132

Our CEO recommended to the Committee a downward adjustment of the corporate CPF from 200% to 180% to better align the compensation of our corporate office and our divisions with their relative performances in 2012. After considering our overall corporate performance and each division’s respective performance, the Committee approved a CPF of 180% for the corporate office and DPFs of 147% and 132% for Mr. Edenzon and Mr. Mulherin, respectively.

Actual payouts under the AIP could have ranged from 0% to 200% of each NEO’s target incentive award based on the results of the performance factors described above, in addition to individual performance, applied and considered at the discretion of the Committee. Actual bonus payouts for 2012 performance are included in the Summary Compensation Table.

Executive Compensation (Continued)

Long-Term Incentives

Our long-term incentive goals are intended to reward three-year performance increments based primarily on the achievement of financial metrics. Generally, long-term incentive compensation is provided in the form of Restricted Performance Stock Rights (RPSRs).

The Committee determines long-term incentive compensation target award values for our NEOs based on the peer group analysis, applying value-based guidelines that focus on the value awarded rather than the number of shares granted (share-based guidelines). The Committee believes that value-based guidelines more effectively deliver target opportunities that are consistent with awards given to individuals holding comparable positions at peer companies.

2012 Long-Term Incentive Awards

All long-term incentive awards in 2012 were granted in the form of RPSRs under the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan and cover the performance period from 2012 through 2014. The Committee and management review and evaluate RPSR performance requirements to ensure they are aligned with our long-term objectives. For the 2012 grant, the Committee and management determined that, for our NEOs, performance for long-term incentive grants would be measured solely in terms of overall company financial metrics, operating margin (OM) and free cash flow (FCF), each as defined below. Shares that ultimately vest and pay out under an RPSR award to an NEO can vary from 0% to 200% of the original number of shares granted. The 2012 long-term incentive targets for Mr. Edenzon and Mr. Mulherin were increased from 175% to 200% to better align the targets with market data and preserve internal equity. All other NEO targets remained the same. Long-term incentive targets for our NEOs for 2012 were established as follows:

Executive	Title	Target Incentive as % of Base Salary (%)	2012 Long- Term Incentive Target ($)
C. Michael Petters	President and Chief Executive Officer	500	4,500,000
Barbara A. Niland	Corporate Vice President, Business Management and Chief Financial Officer	220	1,210,000
Irwin F. Edenzon	Corporate Vice President and President, Ingalls Shipbuilding division	200	1,000,000
Matthew J. Mulherin	Corporate Vice President and President, Newport News Shipbuilding division	200	1,000,000
Bruce N. Hawthorne	Corporate Vice President, General Counsel and Secretary	175	875,000

The dollar targets are grant date theoretical values, and are not based on any actual calculation or estimate of payout. There is no guarantee that an NEO will receive any payout as a result of the 2012 grant.

We began declaring and paying cash dividends to our stockholders in the fourth quarter of 2012. With respect to stock grants issued by the company, dividend equivalent units (DEUs) are credited to RPSR grants made in and after 2012. These DEUs remain subject to the terms and conditions of the underlying grants and will not be paid out until and unless the underlying shares vest and the related performance parameters of the grant have been met.

Executive Compensation (Continued)

2010-2012 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance against established long-term incentive goals to determine payout multiples for RPSRs with a performance period that ended in the prior year.

With respect to the 2010 through 2012 performance period, performance for January 1, 2010 through December 31, 2010 was determined based on our performance as a subsidiary of Northrop Grumman and was evaluated and certified by Northrop Grumman prior to the spin-off. Two-thirds of the overall three-year performance metric for the 2010 through 2012 performance period was based on our performance as a stand-alone entity. Accordingly, at the February 2013 meeting, the Committee reviewed performance for the January 1, 2011 to December 31, 2012 performance period. The 2010 award grant was the final grant issued by Northrop Grumman that impacts HII. Beginning with the 2011 grant, all performance periods will relate to HII after the spin-off.

Payout for the 2010 LTIP equity grants, based on actual performance for the performance period 2010 through 2012, was determined as follows:

	HII 2011-2012 Goals			Actual Performance (Adj.) 1, 2				Wt’g			Wt’d Score
	0%	100%	200%	2011-2012	Score	CPF
OM ($M)	716	781	847	907	200%	100%
FCF ($M)	165	265	365	521	200%	100%		(2 yrs	)

Total						200%	x	67%		=	133%

(1)	Cumulative Operating Margin before other post employment benefits (OPEB) and Financial Accounting Standards (FAS)/Cost Accounting Standards (CAS) net pension expense, adjusted for changes to corporate office expenses, internal work orders and stand-alone expense plan assumptions. This also takes into account goodwill impairment charges due to adverse equity market conditions and the resultant decline in industry market multiples, an increase in workers’ compensation expense resulting from a lower assumed discount rate and expenses relating to the impact of Hurricane Isaac.

(2)	Cumulative Free Cash Flow before Discretionary Pension and Excess Cash Flow, adjusted for changes to corporate office expenses, internal work orders and stand-alone expense plan assumptions.

•	Cumulative CPF for our CEO:

•

Cumulative CPF includes a fixed CPF value from the 2010 plan year based on performance as a sector of Northrop Grumman, utilizing Total Shareholder Return (TSR) as the sole metric. This value is 144.1% and accounts for 1/3 of the overall CPF for the 2010 grant.

•	Cumulative CPF is derived by combining the 1/3 weight to 144.1% (48%) and the 2/3 weight to 200% (133%) to arrive at the cumulative CPF of 181%.

•	Cumulative CPF for all other NEOs:

•

Cumulative CPF includes a fixed CPF value from the 2010 plan year based on performance as a sector of Northrop Grumman, utilizing OM and RONA as metrics. This value is 145% and accounts for 1/3 of the overall CPF for the 2010 grant.

•	Cumulative CPF is derived by combining the 1/3 weight to 145% (48%) and the 2/3 weight to 200% (133%) to arrive at the cumulative CPF of 181%.

Executive Compensation (Continued)

Therefore, the 2010 LTIP awards were earned at 181% of target, and the earned RPSRs were issued on March 8, 2013.

2013 Performance Measurement Changes for Long-Term Incentive Awards

For 2013, we have changed the metrics utilized to measure performance for our long-term incentive grants. Beginning with grants made in 2013 for the performance period of January 1, 2013 through December 31, 2015, performance will be measured using Return on Invested Capital (ROIC) and Earnings before Interest, Taxes, Depreciation, Amortization and Net Pension (EBITDAP). We believe the use of these metrics will allow us to continue to recognize and reward progress towards our financial goals without inadvertently and unnecessarily duplicating the rewards associated with our shorter term plans and goals. Using these longer-term measurements will ensure that we are encouraging and driving long-term performance and will provide a more meaningful distinction between the LTIP and the AIP.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance related and are designed to provide a market competitive package for purposes of attracting and retaining the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as supplemental executive benefits provided in addition to those offered to all other employees. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits (dental, life, AD&D and disability) and the Special Officers Retiree Medical Plan (“SORMP”) for our CEO that is offered at retirement.

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit plans that cover all but one of our NEOs and the majority of our workforce. These plans are structured to reward and retain employees for long service and to recognize higher performance levels as evidenced by annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit plans that cover all but one of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if there were no limits set by the Internal Revenue Code. These types of benefits are common in our industry.

Defined Contribution Savings Plans. We maintain a tax-qualified defined contribution savings plan that covers our NEOs and the majority of our workforce. Participating employees contribute amounts from their pay to the plans, and the company generally provides a matching contribution.

We also maintain two non tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (SEP) allows eligible employees to defer compensation beyond the limits of the tax-qualified plans and receive a matching contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $250,000, the plan compensation limit under the Internal Revenue Code. Eligible employees may participate in the plan in the calendar year after their total cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (ORAC) covers the company’s elected and appointed officers hired on or after July 1, 2008 who are not eligible for defined benefit retirement

Executive Compensation (Continued)

plans. Enrollment is automatic and the company contributes an amount equal to 4% of the officer’s eligible compensation. Because he was hired after June 30, 2008, Mr. Hawthorne is not eligible to participate in the company’s qualified and nonqualified pension plans. He is eligible for the SEP and ORAC benefits described above; our other NEOs do not receive ORAC benefits.

Additional information about the Savings Excess Plan and the Officers Retirement Account Contribution Plan is provided in the Nonqualified Deferred Compensation table.

Special Officer Retiree Medical Plan (“SORMP”). Our President and Chief Executive Officer is a participant in the SORMP and entitled to retiree medical benefits pursuant to the terms of the SORMP. This coverage is essentially a continuation of medical benefits into retirement, plus retiree life insurance. Additional information about the SORMP is provided in the Retiree Medical Arrangement section in the Potential Payments upon Termination or Change of Control section and related tables.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental coverage, physical exams, personal liability insurance and relocation benefits. These perquisites are common within the marketplace and are viewed as an important component of our total compensation package. On an annual basis, we and the Committee review perquisites and benefits to ensure they are appropriate.

Severance Benefits. We and the Committee believe that severance benefits are appropriate, for a reasonable amount of time, following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits provided under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum payment equal to one and one half (1.5) times the sum of annual base salary and Target Bonus

•

Extension of Medical and Dental Benefits—Continue to pay the employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA)

•

Financial Planning Reimbursement—Reimburse executive for eligible expenses incurred prior to the date of termination and for eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000, and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000

•	Outplacement Services Reimbursement—Reimburse executive for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination)

Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s review of NEO compensation compared to the peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework.

Executive Compensation (Continued)

The tally sheet provides a broad perspective that covers normal annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are also included.

Tax Deductibility of Pay—Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 generally limits the deductibility of non-performance based compensation to $1,000,000 for a public company’s CEO and its next three highest-paid executive officers (other than the CFO). We intend to qualify our executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of the company and its stockholders. As such, we strive to make our compensation decisions that will ensure we maintain market competitiveness and retain critical executives. Such considerations may result in compensation amounts that are non-deductible under Section 162(m).

Grant Date for Equity Awards

Our annual grant cycle for equity awards occurs simultaneously with salary increases and annual incentive awards. We expect this to occur in the first two months of each year. This timing allows management and the Committee to make decisions on all three compensation components at the same time, thus ensuring a total compensation review.

Stock Ownership Guidelines

To promote ownership of our common stock and to better align management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines include the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (RSUs) (vested or unvested) issued as part of a long-term incentive award; or

•	Value of equivalent shares held in our savings plan (401(k) plan).

Executive Compensation (Continued)

As of December 31, 2012, the percentage of ownership target attained by each NEO was as follows:

Name	Title	Target	% of Target Attained (%)
C. Michael Petters	President and Chief Executive Officer	7 x salary	76
Barbara A. Niland	Corporate Vice President, Business Management and Chief Financial Officer	3 x salary	132
Irwin F. Edenzon	Corporate Vice President and President, Ingalls Shipbuilding division	3 x salary	159
Matthew J. Mulherin	Corporate Vice President and President, Newport News Shipbuilding division	3 x salary	152
Bruce N. Hawthorne	Corporate Vice President, General Counsel and Secretary	3 x salary	70

Our NEOs are prohibited from selling shares of our common stock until ownership requirements have been met. The Committee believes our NEOs have made sufficient progress since the adoption of the guidelines towards attaining their respective ownership targets. In addition, upon the payout of the 2010 LTIP awards in the first quarter of 2013, the percentages of target attained for certain of our NEOs are expected to increase as follows (using our stock price as of December 31, 2012): Mr. Petters, 136%; Ms. Niland, 237%; Mr. Edenzon, 293%; and Mr. Mulherin, 300%. Mr. Hawthorne did not join the company until 2011 and, therefore, did not receive a LTIP award in 2010.

Stock Holding Requirement

In connection with the stock ownership guidelines, we have adopted stock holding requirements for our NEOs for grants made in or after 2010. Under the holding requirements, our NEOs must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are paid, or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and affects any stock vesting in that one-year period. Stock vesting or options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement.

Our directors are required to hold all shares of our common stock they receive as compensation until they are no longer serving on the Board.

Executive Compensation Recoupment

The Committee has adopted the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments (“clawback” policy) under which it requires reimbursement of all or a portion of any performance-based short or long-term cash or equity incentive payments to an employee at the vice president or more senior position level as required by the provisions of the Dodd-Frank Act or any other “clawback” provision required by law or the corporate governance listing standards of the NYSE where (i) restatement of financial results is necessitated by noncompliance with any financial reporting requirement under the securities laws and (ii) payment of such amounts was received by the employee during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated. The clawback policy is in addition to any rights to repayment we may have under Section 304 of the Sarbanes Oxley Act and other applicable laws and does not limit other available remedies, including dismissing an employee or initiating other disciplinary procedures.

Executive Compensation (Continued)

Trading Restrictions and Policy against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while in possession of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction and/or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain employees may engage in permitted transactions in our securities only after receiving authorization from our Office of the General Counsel.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by members of the Compensation Committee:

Paul D. Miller, Chair

Thomas B. Fargo

Victoria D. Harker

Executive Compensation (Continued)

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

The following table summarizes the prior three years’ compensation of our Chief Executive Officer, Chief Financial Officer and three other highest paid executive officers who were employed by us as of December 31, 2012. We refer to these persons as our Named Executive Officers. No information is provided for Mr. Hawthorne for 2010 because he joined our company in 2011.

Our spin-off from Northrop Grumman was effective March 31, 2011. All compensation prior to the spin-off was paid by Northrop Grumman.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
C. Michael Petters, President and Chief Executive Officer	2012 2011 2010	900,000 856,731 716,346	4,499,986 6,999,930 2,208,350	— — 1,400,034	2,025,000 2,250,000 900,000	5,424,302 2,462,070 434,140	25,499 339,746 64,009	12,874,787 12,908,477 5,722,879
Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer	2012 2011 2010	550,000 488,874 332,875	1,209,965 2,209,958 1,043,265	— — —	693,000 770,000 267,800	4,010,029 1,652,129 450,950	68,138 57,532 50,778	6,531,132 5,178,493 2,145,668
Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding division	2012 2011 2010	500,000 463,800 368,723	999,977 1,874,970 1,264,864	— — —	595,000 568,750 306,798	1,412,298 594,887 215,018	70,249 73,632 55,167	3,577,524 3,576,039 2,210,570
Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding division	2012 2011 2010	500,000 463,800 368,723	999,977 1,874,970 1,264,864	— — —	577,500 647,500 306,798	2,105,559 942,941 243,700	63,351 51,036 62,712	4,246,387 3,980,247 2,246,797
Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary	2012 2011	500,000 359,615	874,975 1,874,970	— —	630,000 700,000	— —	146,601 148,936	2,151,576 3,083,521

(1)	The amounts in this column represent salary earned and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)	The dollar value shown in these columns is equal to the grant date fair value of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 17 of the financial statements included in our 2012 Annual Report on Form 10-K.

The grant date value of 2012 RPSRs for each NEO, assuming maximum performance, is:

C. Michael Petters	$8,999,972
Barbara A. Niland	$2,419,930
Irwin F. Edenzon	$1,999,954
Matthew J. Mulherin	$1,999,954
Bruce N. Hawthorne	$1,749,951

Executive Compensation (Continued)

(3)	The amounts reported in this column are attributable to the annual incentive awards earned in fiscal years 2010, 2011 and 2012, but paid in 2011, 2012 and 2013, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of annual incentive awards that could have been earned in 2012.

(4)	The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year-end amount to the covered fiscal year-end amount. We do not have any deferred compensation plans that provide for above-market or preferential earnings.

(5)	Detailed information on the amounts reported in this column can be seen in the All Other Compensation table.

The increases in pension values for 2011 and 2012 included in this table are primarily the result of increased salaries and bonuses associated with new roles for all of our NEOs, other than Mr. Hawthorne, following our spin-off from Northrop Grumman on March 31, 2011. The pension values for each NEO are based on a three-year average of salary and bonus, which, for our NEOs other than Mr. Hawthorne, would include the higher salaries and bonuses in 2011 and 2012. In addition, the discount rates used to calculate the present value of pension benefits have decreased throughout the periods included in the table, resulting in larger pension accruals.

2012 All Other Compensation.    The following table provides the detail related to the All Other Compensation column of the Summary Compensation Table.

All Other Compensation

Name & Principal Position		Non-Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Total All Other Compensation ($)
C. Michael Petters, President and Chief Executive Officer	2012	—	10,000	14,499	—	—	1,000	25,499
Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer	2012	45,083	7,655	12,525	2,000	375	500	68,138
Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding division	2012	35,033	7,655	12,061	—	15,000	500	70,249
Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding division	2012	35,900	10,000	12,951	—	4,000	500	63,351
Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary	2012	95,500	22,500	12,061	1,915	14,125	500	146,601

Executive Compensation (Continued)

2012 Grants of Plan-Based Awards

The following table provides additional information about equity and non-equity incentive plan awards we granted to our Named Executive Officers during the year ended December 31, 2012.

2012 Grants of Plan Based Awards

			Estimated Potential Payouts Under			Estimated Future Payouts Under			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name & Principal Position	Grant Type	Grant Date	Non Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Michael Petters, President and Chief Executive Officer	Incentive Plan		—	1,125,000	2,250,000
	RPSR	2/27/2012				—	125,278	250,556		4,499,986
Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer	Incentive Plan		—	385,000	770,000
	RPSR	2/27/2012				—	33,685	67,370		1,209,965
Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding division	Incentive Plan		—	350,000	700,000
	RPSR	2/27/2012				—	27,839	55,678		999,977
Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding division	Incentive Plan		—	350,000	700,000
	RPSR	2/27/2012				—	27,839	55,678		999,977
Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary	Incentive Plan		—	350,000	700,000
	RPSR	2/27/2012				—	24,359	48,718		874,975

(1)	Amounts in these columns show the range of payouts that was possible under our Annual Incentive Plan based on performance during 2012, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2012 are included in the Summary Compensation Table.

(2)	These amounts relate to RPSRs granted in 2012 under the 2011 Long-Term Incentive Stock Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs may be earned based on operating margin and free cash flow performance over a three-year performance period commencing January 1, 2012 and ending December 31, 2014, with a payout occurring in early 2015 ranging from 0% to 200% of the rights awarded. An executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability. We began paying dividends to our stockholders in the fourth quarter of 2012. In accordance with the terms of the awards, we began crediting DEUs to these grants. Accrued DEUs will be paid only to the extent the underlying shares vest and the performance targets are met.

Executive Compensation (Continued)

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers that were outstanding as of December 31, 2012:

Outstanding Equity Awards at 2012 Year-End

Name & Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
C. Michael Petters,			2/27/2012					125,580	5,442,638
President and Chief Executive Officer		—	3/31/2011			60,240	2,610,802	108,433	4,699,486
	135,196	67,599	2/16/2010	36.04	2/16/2017			47,930	2,077,286
	196,762	—	2/17/2009	27.23	2/17/2016
	98,422	—	2/27/2008	48.9	2/27/2015
	59,499	—	2/28/2007	43.48	2/28/2017
	66,110	—	2/15/2006	39.39	2/15/2016
	33,055	—	11/1/2004	31.73	11/1/2014
	16,527	—	6/14/2004	31.76	6/14/2014
	13,222	—	8/20/2003	28.51	8/20/2013
Barbara A. Niland,			2/27/2012					33,766	1,463,427
Corporate Vice President, Business Management and Chief Financial Officer		—	3/31/2011			24,096	1,044,321	29,156	1,263,621
			2/16/2010					22,269	965,138
Irwin F. Edenzon,			2/27/2012					27,906	1,209,451
Corporate Vice President and President, Ingalls Shipbuilding division		—	3/31/2011			24,096	1,044,321	21,084	913,781
			2/16/2010					26,999	1,170,137
	12,344	—	2/17/2009	27.23	2/17/2016
Matthew J. Mulherin,			2/27/2012					27,906	1,209,451
Corporate Vice President and President, Newport News Shipbuilding division		—	3/31/2011			24,096	1,044,321	21,084	913,781
			2/16/2010					26,999	1,170,137
	12,344	—	2/17/2009	27.23	2/17/2016
	13,222	—	6/14/2004	31.76	6/14/2014
	8,263	—	8/20/2003	28.51	8/20/2013
Bruce N. Hawthorne,			2/27/2012					24,418	1,058,264
Corporate Vice President, General Counsel and Secretary			3/31/2011			24,096	1,044,321	21,084	913,781

(1)	Awarded options vest at a rate of 33 1/3% per year on the grant’s anniversary date over the first three years of the seven-year option term.

(2)	These are target amounts for RPSRs. The first RPSR award for each NEO, if earned, will vest based on performance for the three-year period ending on December 31, 2014. The number of shares reflected in the table for the first RPSR award also includes DEUs accrued through December 31, 2012. The second RPSR award for each NEO, if earned, will vest based on performance for the three-year period ending on December 31, 2013, and the third RPSR award for each NEO vested based on performance for the three-year period that ended on December 31, 2012. DEUs do not vest unless the underlying performance award vests. DEUs do not accrue on RPSR awards granted prior to 2012.

(3)	The values are based on the closing price of our common stock on December 31, 2012 of $43.34.

Executive Compensation (Continued)

Option Exercises and Stock Vested in 2012

The following table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of stock awards during the year ended December 31, 2012:

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
C. Michael Petters, President and Chief Executive Officer	19,833	94,471	58,844	2,113,676
Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer	—	—	36,347	1,305,584
Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding division	—	—	41,539	1,492,081
Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding division	6,611	35,104	41,539	1,492,081
Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary	—	—	—	—

(1)	The value is calculated by subtracting the exercise price of the option from the price of our common stock on the date of exercise and multiplying the number of shares underlying the option. Amounts in the column may not represent amounts that were actually realized.

(2)	All shares in this column are RPSRs that were received in 2012 based on the achievement of performance targets covering the period 2009 through 2011.

(3)	The value shown is calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

Executive Compensation (Continued)

2012 Summary of Realized Pay

The following table supplements the Summary Compensation Table that appears on page 49 and shows the compensation actually realized in 2012 by each NEO.

The primary difference between this supplemental table and the standard Summary Compensation Table is the method used to value equity awards and stock options. SEC rules require that the grant date fair value of all equity awards and stock options be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table for 2012 relate to RPSRs that we awarded in 2012, which have not vested and for which the value is therefore uncertain (and which may end up having no value at all if we do not achieve the performance targets required for vesting). In contrast, the supplemental table below includes only (i) the RPSRs that were received in 2012 and (ii) amounts realized by our NEOs upon the exercise of stock options in 2012. There is no assurance that the NEOs will actually realize the value attributed to the RPSRs included in this supplemental table, since the ultimate value of the RPSRs will depend on the sales price when the shares are liquidated.

2012 Realized Pay

Name	Salary ($)(1)	2012 Annual Incentive Plan ($)(1)	RPSR Awards Received in 2012 ($)(2)	Stock Options Exercised in 2012 ($)(3)	All Other Compensation ($)(1)	Total Compensation Realized in 2012 ($)
C. Michael Petters	900,000	2,025,000	2,113,676	94,471	25,499	5,158,646
Barbara A. Niland	550,000	693,000	1,305,584	—	68,138	2,616,722
Irwin F. Edenzon	500,000	595,000	1,492,081	—	70,249	2,657,330
Matthew J. Mulherin	500,000	577,500	1,492,081	35,104	63,351	2,668,036
Bruce N. Hawthorne	500,000	630,000	—	—	146,601	1,276,601

(1)	Amounts shown equal the amounts reported in the “Salary,” “Non-Equity Incentive Plan Award” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown represent the aggregate value of all RPSRs that were received in 2012. The value of such RPSRs is calculated by multiplying the number of shares received by the closing price of our common stock on the NYSE on the date that the payout on RPSRs was approved.

(3)	Amounts shown represent the aggregate value of all stock options that were exercised in 2012. For purposes of this table, the value of exercised stock options is calculated by multiplying the number of options exercised by the difference between the exercise price and our stock price on the date of exercise.

Executive Compensation (Continued)

2012 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our Named Executive Officers under the qualified defined benefit pension plans and nonqualified pension plans that we sponsor.

2012 Pension Benefits
Name & Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
C. Michael Petters,	Special Officer SERP HII NNS Inc. Retirement Benefit Restoration Plan HII NNS Inc. Retirement Plan	8.1667	5,059,786	—
President and Chief Executive Officer		24.5	6,074,331	—
		24.5	829,526	—
Barbara A. Niland,	OSERP	34	4,971,268	—
Corporate Vice President, Business Management and Chief Financial Officer	HII Supplemental Plan 2-ERISA 2	9.5	695,637	—
	ES Executive Pension Plan	33.996	2,678,732	—
	HII Retirement Plan “B”	33.996	894,960	—
Irwin F. Edenzon,	OSERP HII NNS Inc. Retirement Benefit Restoration Plan HII NNS Inc. Retirement Plan	23	1,808,552	—
Corporate Vice President and President, Ingalls Shipbuilding division		15.1667	1,433,290	—
		15.1667	686,147	—

Matthew J. Mulherin,	OSERP HII NNS Inc. Retirement Benefit Restoration Plan HII NNS Inc. Retirement Plan	32	1,936,511	—
Corporate Vice President and President, Newport News Shipbuilding division		30.5	2,370,746	—
		30.5	929,617	—

Bruce N. Hawthorne,			—	—
Corporate Vice President, General Counsel and Secretary (2)

(1)	While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay. The pension benefits for Mr. Petters under the Special Officer Supplemental Executive Retirement Plan are based on an alternate formula that includes total HII service.

(2)	Mr. Hawthorne was hired on March 31, 2011 and was therefore not eligible to participate in any historical pension plans, which were closed to new participants in 2008. Mr. Hawthorne does, however, participate in company-sponsored defined contribution plans, and the values of his interests in those plans can be found in the 2012 Nonqualified Deferred Compensation table on page 63.

The pension values included in this table reflect increased salaries and bonuses associated with new roles for all of our NEOs, other than Mr. Hawthorne, following our spin-off from Northrop Grumman on March 31, 2011. The pension values for each NEO are based on a three-year average of salary and bonus, which, for our NEOs other than Mr. Hawthorne, would include the higher salaries and bonuses in 2011 and 2012. The pension values also reflect larger pension accruals resulting from decreases in the discount rate used to calculate the present value of pension benefits. The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2012. Pursuant to the SEC disclosure rules: (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

Executive Compensation (Continued)

General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under these plans is essentially limited to 60% of his or her final average pay. In accordance with applicable law, the accrued pension benefit cannot be reduced or taken away so all historical pension plans have been maintained.

Pension plans provide income during retirement as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Internal Revenue Code (“IRC”) section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. The nonqualified plans supplement the qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based on the specific provisions of each plan, which are described in more detail below. There are two basic types of pension benefits reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of the amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2012, and include any supplemental payments. Cash balance benefits are based on the account balance as of December 31, 2012, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Ms. Niland participates in the Huntington Ingalls Industries Retirement Plan “B,” the HII Electronic Systems Executive Pension Plan and the Huntington Ingalls Industries Supplemental Plan 2 – ERISA Supplemental Program 2. Mr. Petters, Mr. Edenzon and Mr. Mulherin participate in the HII Newport News Shipbuilding, Inc. Retirement Plan and the HII Newport News Shipbuilding, Inc. Retirement Benefit Restoration Plan. Mr. Hawthorne participates in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO except Mr. Petters and Mr. Hawthorne also participates in the Officers Supplemental Executive Retirement Program (“OSERP”). Mr. Petters participates in the Special Officer Supplemental Executive Retirement Program.

The change in pension values shown in the Summary Compensation Table includes the effect of:

•	an additional year of service from December 31, 2011 to December 31, 2012;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

Executive Compensation (Continued)

Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B” and HII Newport News Shipbuilding, Inc. Retirement Plan. The general benefit structure of these plans is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Part B or C + Part D).The transition period for the Huntington Ingalls Industries Retirement Plan “B” is July 1, 2003 through June 30, 2008, while the transition period for the HII Newport News Shipbuilding, Inc. Retirement Plan is January 1, 2004 through December 31, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

Specific Elements of the Plans. The following paragraphs describe specific elements of the plans in more detail.

•	Formulas Under Historical Plans:

•

HII Electronic Systems Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 2% multiplied by the sum of all years of pensionable compensation (as limited by IRC section 401(a)(17)) from January 1, 1995 plus a frozen benefit accrued under the prior Westinghouse Pension Plan, if any.

Executive Compensation (Continued)

Participants hired prior to January 1,1995 who elect an annuity form of payment for their Westinghouse frozen benefit are eligible for an annual pre-age 62 supplemental benefit equal to $144 per year of service. This supplemental benefit is paid to those who retire prior to age 62 with payments ceasing at age 62. The HII Electronic Systems Pension Plan was a contributory plan until April 1, 2000. Ms. Niland has historical (Part A) benefits under this formula.

•

HII Newport News Shipbuilding, Inc. Retirement Plan. This plan provides a benefit equal to 55% of final average pay (as limited by IRC section 401(a)(17)) multiplied by benefit service up to a maximum of 35 years divided by 35. Participants with pre-1997 service also have a frozen accrued benefit with the prior NNS parent company, Tenneco. Total benefit service is used for the plan benefit, but the frozen accrued benefit with Tenneco is offset from the total benefit. Final average pay is the average of the final 60 months of base pay multiplied by 12 to determine an annual final average pay. Mr. Petters, Mr. Edenzon and Mr. Mulherin have historical (Part A) benefits under this formula.

•

Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based on the 30-year Treasury bond rate.

•	For the Part D benefit, the cash balance formula for all NEOs is based on Table 2.

Table 1 (Heritage)

	Credit Amount
Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

Table 2 (Part D Formula)

	Credit Amount
Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

Executive Compensation (Continued)

•

Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2012, each NEO (with the exception of Mr. Hawthorne) has a nonforfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•

Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each of them is actuarially equivalent in value to the standard form. The HII Electronic Systems Pension Plan also allows a lump-sum form of distribution to be elected on a portion of the historical (Part A) benefit.

•

Pay. Pay for purposes of the cash balance and the HII Electronic Systems Pension Plan formulas is basically salary plus the annual cash bonus. Final average pay for the plan is determined using base salary only.

•

Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula: age 65 for the historical HII Electronic Systems Pension Plan and HII Newport News Shipbuilding, Inc. Retirement Plan formula and the later of age 65 and three years of vesting service for the cash balance formula.

•

Early Retirement. Early retirement eligibility for the historical HII Newport News Shipbuilding, Inc. Retirement Plan and the cash balance formulas occurs when the participant attains both age 55 and completes 10 years of service. Early retirement for the HII Electronic Systems Pension Plan can occur when the participant attains either age 58 and completes 30 years of service or attains age 60 and completes 10 years of service. Alternatively, an HII Electronic Systems Pension Plan participant may elect to commence an actuarially reduced vested benefit at any time following termination. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

All NEOs (with the exception of Mr. Hawthorne) have completed 10 or more years of service; hence, Mr. Petters, Ms. Niland, Mr. Edenzon and Mr. Mulherin are each eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” or the HII Newport News Shipbuilding, Inc. Retirement Plan, as applicable, upon attainment of the early retirement age requirement. Early retirement benefits for each NEO cannot commence prior to termination of employment.

Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2 – ERISA Supplemental Program 2. This Plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Pension Plan but for the IRC section 401(a)(17) limit on the amount of compensation that may be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the Officers Supplemental Executive Retirement Program (OSERP) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Ms. Niland began participation under the plan on July 1, 2003, the date the plan was amended to cover HII Electronic Systems Pension Plan participants.

Executive Compensation (Continued)

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the HII Newport News Inc. Retirement Plan but for the IRC section 401(a)(17) limit on the amount of compensation that may be taken into account under a qualified plan and the IRC section 415 limit on benefits that may be paid under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP for all pension benefits). Optional forms of payment are the same as those under the HII Newport News Shipbuilding Inc. Retirement Plan. Reductions for early retirement apply in the same manner as under the HII Newport News Shipbuilding Inc. Retirement Plan.

Mr. Petters, Mr. Edenzon and Mr. Mulherin began participation under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan when they reached applicable pay grades for inclusion in the plan.

HII Electronic Systems Executive Pension Plan. This plan is a nonqualified plan, frozen to new entrants on July 1, 2003. It provides a gross supplemental pension equal to 1.47% of final average pay for each year or portion thereof that the participant was making maximum contributions to the HII Electronic Systems Pension Plan or predecessor plan. Final average pay is the average of the highest five annualized base salaries at December of each year on or after 1995 plus the average of the highest five annual incentive payments since January 1, 1995. The final HII Electronic Systems Executive Pension Plan benefit is reduced by benefits from the Huntington Ingalls Industries Retirement Plan “B” and Huntington Ingalls Industries Supplemental Plan 2 – ERISA Supplemental Program 2. Participants vest in their HII Electronic Systems Executive Pension Plan benefits upon attaining age 58 and completion of 30 years of service, attaining age 60 and completion of 10 years of service or attaining age 65 and completion of 5 years of service. These milestones must be attained prior to termination from the company. Currently, Ms. Niland is not vested in her HII Electronic Systems Executive Pension Plan benefits. Optional forms of payment are the same as those from the HII Electronic Systems Pension Plan.

Officers Supplemental Executive Retirement Program. The Officers Supplemental Executive Retirement Program is a nonqualified plan frozen to new entrants on July 1, 2008; therefore, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the program. They instead participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Ms. Niland, Mr. Edenzon and Mr. Mulherin participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation, or (ii) all consecutive years of participation since January 1, 1997) where the percentage is determined by the following formula: 2% for each year of service up to 10 years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, all years of service with HII are used to determine the final percentage.

The Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit when combined with all HII pension benefits cannot exceed the general limit of 60% of final average pay

Executive Compensation (Continued)

(reduced for early retirement, if applicable, according to the rules of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program). Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: Age 55 and completion of 10 years of service. Benefits are reduced by the smaller of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•

Vesting: Participants vest in their Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefits upon attaining age 55 and completion of 10 years of service or attaining age 65 and completion of 5 years of service. These milestones must be attained prior to termination from HII.

Special Officer Supplemental Executive Retirement Plan. The Special Officer Supplemental Executive Retirement Plan is a nonqualified plan, frozen to new entrants on July 1, 2009. Mr. Petters is eligible to participate in the Special Officer Supplemental Executive Retirement Plan, which provides a pension equal to the greater of the amount accrued under the OSERP formula or the benefit calculated using the Special Officer Supplemental Executive Retirement Program provisions. The benefit under the Special Officer Supplemental Executive Retirement Plan is calculated as 3.33% for each year of service up to 10 years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20 years.

The Special Officer Supplemental Executive Retirement Plan benefit when combined with all pension benefits cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the Special Officer Supplemental Executive Retirement Plan. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the Special Officer Supplemental Executive Retirement Plan benefit.

•	Normal Retirement: Age 65.

•

Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the smaller of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Special Officer Supplemental Executive Retirement Plan benefits when they have vested in their qualified plan benefits.

409A Restrictions on Timing and Optional Forms of Payment. Under IRC section 409A, employees who participate in company-sponsored nonqualified plans, such as the HII Electronic Systems Executive Pension Plan, Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2, HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, the Officers Supplemental Executive Retirement Program and the Special Officer Supplemental Executive Retirement Plan, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

Executive Compensation (Continued)

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table.

•

Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. Officers Supplemental Executive Retirement Program and Special Officer Supplemental Executive Retirement Plan benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. For the HII Electronic Systems Pension Plan (Part A and B benefits), the associated Huntington Ingalls Industries Supplemental Plan 2 – ERISA Supplemental Program 2 (Part B benefits) and the HII Electronic Systems Executive Pension Plan, vested benefits are first unreduced for an NEO at the earlier of age 58 and completion of 30 years of service or age 65. HII Newport News Shipbuilding Inc. Retirement Plan and associated HII Newport News Shipbuilding Inc. Retirement Benefits Restoration Plan benefits (Part A and B benefits), are first unreduced at the earlier of age 62 and completion of 10 years of service or age 65. Given each NEO’s period of service, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis at age 55.

When portions of an NEO’s benefit under the “Part A + Part B or Part C + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2012 (%)	12/31/2011 (%)
Huntington Ingalls Industries Supplental Plan 2	4.21	5.07
HII Newport News Shipbuilding Inc. Retirement Plan	4.28	5.31
HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan	4.26	5.07
Huntington Ingalls Industries Electronic Systems—Space Division Consolidated Pension Plan	n/a	5.07
Huntington Ingalls Industries Retirement Plan “B”	4.20	n/a
HII Electronic Systems Executive Pension Plan	4.21	5.07
Officers Supplemental Executive Retirement Program	4.24	5.10
Special Officer Supplemental Executive Retirement Program	4.21	5.07

Mortality Table: As was used for financial reporting purposes, RP-2000 projected 27 years for non-annuitants and 19 years for annuitants without collar adjustment as of December 31, 2011 and RP-2000 projected 28 years for non-annuitants and 20 years for annuitants without collar adjustment as of December 31, 2012.

•

Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate, and Mortality Table described above; they assume the NEO remains employed until his earliest unreduced retirement age.

•

Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 3.90% as of December 31, 2011 and 2.72% as of December 31, 2012. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

Information on Executives Eligible to Retire. Mr. Edenzon is eligible to retire early and begin pension benefits immediately under all plans in which he participates. His total annual immediate benefit assuming he had terminated on December 31, 2012 was $302,184.

Executive Compensation (Continued)

2012 Nonqualified Deferred Compensation Table

The following table summarizes our Named Executive Officers’ compensation under the Huntington Ingalls Industries Savings Excess Plan.

2012 Nonqualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
C. Michael Petters, President and Chief Executive Officer	Deferred Compensation	—	—	213,715	—	2,729,491
	Savings Excess	—	—	—	—	—
Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer	Deferred Compensation	—	—	—	—	—
	Savings Excess	267,500	45,083	18,464	—	807,381
Irwin F. Edenzon, Corporate Vice President and President, Ingalls Shipbuilding division	Deferred Compensation	—	—	5,625	(61,854)	—
	Savings Excess	204,687	35,033	58,237	—	554,178
Matthew J. Mulherin, Corporate Vice President and President, Newport News Shipbuilding division	Deferred Compensation	—	—	125,778	—	1,754,003
	Savings Excess	107,700	35,900	6,995	—	184,869
Bruce N. Hawthorne, Corporate Vice President, General Counsel and Secretary	Deferred Compensation	—	—	—	—	—
	Savings Excess	—	47,500	2,346	—	55,617
	ORAC	—	48,000	3,290	—	65,781

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2012 Summary Compensation Table.

(2)	Our contributions in this column are included under the All Other Compensation column in the 2012 Summary Compensation Table and the 2012 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2012 Summary Compensation Table because they are not above market or preferential.

(4)	The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table were executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Ms. Niland’s SEP account balance consists of $676,706.76 in employee contributions, as adjusted for investment returns.

•	Mr. Edenzon’s SEP account balance consists of $461,182 in employee contributions, as adjusted for investment returns.

•	Mr. Mulherin’s SEP account balance consists of $129,606.86 in employee contributions, as adjusted for investment returns.

Executive Compensation (Continued)

The material terms of the deferred compensation plans in which our NEOs participate(d) are summarized below:

•

The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•

The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company provides a matching allocation of up to 4%, based on a participant contribution rate of 8%. Participants are immediately 100% vested in their accounts and are allowed to make elections for how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the administrator.

•	Based on an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•

The “ORAC” covers those elected and appointed officers hired on or after July 1, 2008 who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005 is subject to the requirements of IRC section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2012, for specified reasons. This information is based upon the assumption that employment terminates on December 31, 2012, and uses the closing price of our common stock of $43.34 on the NYSE as of December 31, 2012. These payments and benefits are provided under the following arrangements:

•	The Severance Plan for Elected and Appointed Officers

•	The 2011 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

We summarize below these arrangements before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

Executive Compensation (Continued)

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (“Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

•

financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs (limited to $15,000) and any fees incurred in the year following the year in which the date of termination occurs (limited to $15,000); and

•	outplacement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

A “qualifying termination” means one of the following:

•	An involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	An NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under 2011 Long-Term Incentive Stock Plan

The terms of equity awards to our NEOs under the 2011 Long-Term Incentive Stock Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with 10 years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For restricted stock rights, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012.

The terms of equity awards to our NEOs under the 2011 Long-Term Incentive Stock Plan also provide for accelerated vesting of stock options and RSRs (and for prorated payment in the case of RPSRs) in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Benefits” below). Prorated payment for RPSRs made upon a qualifying termination will be based on the portion of the three-year performance period prior to the qualifying termination. For

Executive Compensation (Continued)

example, if the qualifying termination occurred on June 30 in the second year of a three-year performance period, the target number of RPSRs subject to an award would be multiplied by one-half and then multiplied by the earnout percentage that is based on our performance for the performance period.

Payout of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Special Officer Retiree Medical Plan

The Special Officer Retiree Medical Plan (“SORMP”) was closed to new participants in 2007. Mr. Petters is the only NEO eligible for SORMP benefits.

NEOs who are vested participants in the SORMP are entitled to retiree medical benefits pursuant to the terms of the SORMP. The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and 10 years of service. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

Potential Payments upon Termination of Employment

The following tables show the value of payments and other benefits due to our Named Executive Officers under the Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries and the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan, assuming a termination of employment as of December 31, 2012.

Change-in-Control Followed by Termination Payments Summary

	Petters	Niland	Hawthorne	Edenzon	Mulherin
Severance ($)	3,037,500	1,402,500	1,275,000	1,275,000	1,275,000
Bonus (Actual Earned in 2012) ($)(1)	2,025,000	693,000	630,000	595,000	577,500
Unvested RS/RSU Value ($)	2,610,802	1,044,321	1,044,321	1,044,321	1,044,321
Unvested Stock Option Value ($)	493,473	—	—	—	—
Unvested Performance-Based RS/RSU Value ($)	12,219,410	3,692,187	1,972,045	3,293,368	3,293,368
Health and Welfare Benefits ($)	18,114	14,160	14,160	14,160	18,114
Retiree Medical (SORMP) ($)(2)	446,185
Financial Planning and Outplacement ($)	165,000	112,500	105,000	105,000	105,000
Total Payments Before Excise Tax Response ($)	21,015,484	6,958,667	5,040,525	6,326,849	6,313,303
Forfeiture Due to Alternative Cap (If Applicable) ($)	—	—	—	—	—
Total Payments After Excise Tax Response ($)	21,015,484	6,958,667	5,040,525	6,326,849	6,313,303

(1)	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2012 exceeded target and are shown in the table above.
(2)	Represents present value of the vested Special Officer Retiree Medical Plan (SORMP). Mr. Petters is the only participant in this program.

Executive Compensation (Continued)

Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Petters	Niland	Hawthorne	Edenzon	Mulherin
Severance ($)	3,037,500	1,402,500	1,275,000	1,275,000	1,275,000
Bonus (Actual Earned in 2012) ($)(1)	2,025,000	693,000	630,000	595,000	577,500
Unvested RS/RSU Value ($)(2)	—	—	—	—	—
Unvested Stock Option Value ($)(3)	—	—	—	—	—
Unvested Performance-Based RS/RSU Value ($)(4)	3,759,875	1,746,862	—	3,130,276	2,117,939
Health and Welfare Benefits ($)	18,114	14,160	14,160	14,160	18,114
Retiree Medical (SORMP) ($)(5)	446,185	—	—	—	—
Financial Planning and Outplacement ($)	165,000	112,500	105,000	105,000	105,000
Total Payments ($)	9,451,674	3,969,022	2,024,160	5,119,436	4,093,553

(1)	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2012 exceeded target and are shown in the table above.
(2)	All unvested restricted stock/unit grants are forfeited upon involuntary termination.
(3)	Mr. Edenzon is retirement eligible. The next unvested tranche of options, at least 6 months removed from the grant date, vests upon termination.
(4)	2010-2012 RPSR cycle paid based on actual performance through 12/30/2012. Mr. Edenzon is retirement eligible. Unvested cycles are pro-rated at target.
(5)	Represents present value of the vested Special Officer Retiree Medical Plan (SORMP). Mr. Petters is the only participant in this program.

Termination Due to Death or Disability

	Petters	Niland	Hawthorne	Edenzon	Mulherin
Bonus (Actual Earned in 2012) ($)(1)	2,025,000	693,000	630,000	595,000	577,500
Unvested RS/RSU Value ($)(2)	2,610,802	1,044,321	1,044,321	1,044,321	1,044,321
Unvested Stock Option Value ($)(3)	493,473	—	—	—	—
Unvested Performance-Based RS/RSU Value ($)(4)	8,707,079	3,077,085	961,942	3,130,276	3,130,276
Retiree Medical (SORMP) ($)(5)	446,185	—	—	—	—
Total Payments ($)	14,282,538	4,814,406	2,636,262	4,769,597	4,752,097

(1)	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2012 exceeded target and are shown in the table above.
(2)	All unvested restricted stock/unit grants vest upon death or disability.
(3)	The next unvested tranche of options, at least 6 months removed from the grant date, vests upon death or disability.
(4)	2010-2012 RPSR cycle paid based on actual performance through 12/30/2012.
(5)	Represents present value of the vested Special Officer Retiree Medical Plan (SORMP). Mr. Petters is the only participant in this program. Amount shown is applicable only to the termination due to disability scenario.

Executive Compensation (Continued)

Retirement

	Petters	Niland	Hawthorne	Edenzon	Mulherin
Bonus (Actual Earned in 2012) ($)(1)	2,025,000	693,000	630,000	595,000	577,500
Unvested RS/RSU Value ($)(2)	—	—	—	—	—
Unvested Stock Option Value ($)(3)	—	—	—	—	—
Unvested Performance-Based RS/RSU Value ($)(4)	3,759,875	1,746,862	—	3,130,276	2,117,939
Retiree Medical (SORMP) ($)(5)	446,185	—	—	—	—
Total Payments ($)	6,231,060	2,439,862	630,000	3,725,276	2,695,439

(1)	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2012 exceeded target and are shown in the table above.
(2)	All unvested restricted stock/unit grants are forfeited upon retirement.
(3)	Mr. Edenzon is retirement eligible. The next unvested tranche of options, at least 6 months removed from the grant date, vests upon termination.
(4)	2010-2012 RPSR cycle paid based on actual performance through 12/30/2012. Mr. Edenzon is retirement eligible. Unvested cycles are pro-rated at target.
(5)	Represents present value of the vested Special Officer Retiree Medical Plan (SORMP). Mr. Petters is the only participant in this program.

Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes of the Audit Committee are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits, and (b) the company’s system of internal controls over financial reporting. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management, the internal auditor and the independent auditors on the basis of information it receives, discussions with management, the internal auditor and the independent auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, with management, the internal auditor and the company’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of non-audit services by the accounting firm was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the members of the Audit Committee:

Karl M. von der Heyden, Chair

Robert F. Bruner

Artur G. Davis

Thomas C. Schievelbein

Audit Committee Matters (Continued)

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP audited our consolidated financial statements for the years ended December 31, 2012 and 2011. During the years ended December 31, 2012 and 2011, Deloitte & Touche provided audit, audit-related and non-audit services. Aggregate fees for professional services rendered to us for the years ended December 31, 2012 and 2011, were as follows:

	2012	2011
Fees Billed:
Audit Fees	$5,109,850	$4,702,000
Audit-Related Fees	1,200,264	42,030
Tax Fees	—	—
All Other Fees	22,200	—

Total	$6,332,314	$4,744,030

Audit fees were paid in 2012 for professional services rendered in connection with the audit of our 2012 annual financial statements, reviews of the financial statements included in our Forms 10-Q filed in 2012, statutory audits, and reviews of accounting and financial matters associated with, and consents issued in connection with, a registration statement filed with the SEC in 2012.

Audit-related fees were incurred in 2012 for audits of employee benefit plans paid by us and an audit of the financial statements of our captive insurance subsidiary.

All other fees include non-audit-related fees that were incurred in 2012 in connection with an on-line accounting and human resource research tool.

Audit fees were paid in 2011 for professional services rendered in connection with the audit of our 2011 annual financial statements, reviews of the financial statements included in our Forms 10-Q filed in 2011, statutory audits, and reviews of accounting and financial matters associated with, and consents issued in connection with, a registration statement filed with the SEC in 2011.

Audit-related fees were incurred in 2011 for audits of employee benefit plans paid by us and technical accounting software licenses.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2012 services provided by Deloitte & Touche were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee has adopted a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor to date for the fiscal year.

Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock, as of February 28, 2013, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power with respect to the securities owned by such person or entity. None of our directors or executive officers have pledged any of our common stock.

As of February 28, 2013, 49,605,931 shares of our common stock were outstanding.

	Shares Beneficially Owned	Options (1)	Share Equivalents (2)	Restricted Stock Units (3)	Total	Percent of Class (%)
Non-Employee Directors
Thomas B. Fargo	978	—	—	12,860	13,838	*
Robert F. Bruner	—	—	—	10,445	10,445	*
Artur G. Davis	—	—	—	10,445	10,445	*
Victoria D. Harker				1,162	1,162	*
Anastasia D. Kelly	—	—	—	10,445	10,445	*
Paul D. Miller	—	—	—	10,445	10,445	*
Thomas C. Schievelbein	481	—	—	10,445	10,926	*
Karl M. von der Heyden	—	—	—	10,445	10,445	*
Named Executive Officers
C. Michael Petters	50,257	686,392	181	—	736,830	1.49
Barbara A. Niland	26,012	—	—	—	26,012	*
Irwin F. Edenzon	28,276	12,344	319	—	40,939	*
Matthew J. Mulherin	30,718	33,829	125	—	64,672	*
Bruce N. Hawthorne	—	—	—	—	—	*
Directors and Executive Officers as a Group (20 persons)	207,157	759,671	2,272	76,692	1,045,792	2.11

*	Less than 1%.

(1)	These shares subject to option are either currently exercisable or exercisable within 60 days of February 28, 2013.

(2)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

(3)	Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to provide services as a member of the board of directors. A restricted stock unit will be paid either in a share of common stock or, at the discretion of the board of directors, cash of equivalent value at the time of vesting (or a combination of cash and shares).

For a description of our stock ownership guidelines and stock holding requirements, see pages 46-47 of this proxy statement.

Stock Ownership Information (Continued)

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information to our knowledge, as of February 28, 2013, the following entities beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (%)
Pennant Capital Management, L.L.C.	4,416,467	8.90	(a)
26 Main Street, Suite 203, Chatham, NJ 07928
Franklin Mutual Advisers, LLC	3,780,081	7.62	(b)
101 John F. Kennedy Parkway, Short Hills, NJ 07078
BlackRock, Inc.	3,085,554	6.22	(c)
40 East 52nd Street, New York, NY 10022
The Vanguard Group	2,964,046	5.98	(d)
100 Vanguard Blvd., Malvern, PA 19355

(a)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by Pennant Capital Management, L.L.C. (“Pennant Capital”) on February 14, 2013. According to Pennant Capital, as of December 31, 2012, Pennant Capital and Alan Fournier each had shared voting and dispositive power over 4,416,467 shares of common stock, and Pennant Windward Master Fund, L.P. had shared voting and dispositive power over 2,778,967 shares of common stock.

(b)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by Franklin Mutual Advisers, LLC (“Franklin Mutual”) on January 30, 2013. According to Franklin Mutual, as of December 31, 2012, Franklin Mutual had sole voting power and dispositive power over 3,780,081 shares of common stock.

(c)	This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2013. According to BlackRock, as of December 31, 2012, BlackRock had sole voting power and dispositive power over 3,085,554 shares of common stock.

(d)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2013. According to Vanguard, as of December 31, 2012, Vanguard had sole voting power over 36,299 shares of common stock, sole dispositive power over 2,930,347 shares of common stock and shared dispositive power over 33,699 shares of common stock.

Proposal to Elect Directors

(Item 1 on the proxy card)

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term of office and until their successors are elected.

NOMINEES FOR DIRECTOR

The Board is nominating the three individuals named below for election as directors at the annual meeting for three-year terms ending at our annual meeting in 2016 and until their successors are elected. Each of the nominees for director is currently serving on the Board with a term that expires at this annual meeting. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute.

•	Robert F. Bruner

•	Artur G. Davis

•	Thomas B. Fargo

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “Our Board of Directors” beginning on page 19.

Your Board recommends a vote FOR each of the three director nominees.

Proposal to Ratify the Appointment of Independent Auditors

(Item 2 on the proxy card)

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2012.

The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013. Your Board has endorsed this appointment.

Although ratification of our selection of Deloitte & Touche is not required by our Bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of good corporate governance. Your Board values the opportunity to receive input from our stockholders. If the selection of Deloitte & Touche is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of Deloitte & Touche will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

Your Board recommends a vote FOR the ratification of the appointment of the independent auditors.

Proposal to Approve Executive Compensation on an Advisory Basis

(Item 3 on the proxy card)

In accordance with the Dodd-Frank Act, stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. This vote is often referred to as “say on pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 30, our compensation programs are designed to:

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be customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder friendly, rewarding consistent achievement of strong financial results and optimization of stockholder value;

•	influence outcomes and provide a balance between short- and long-term performance;

•

incorporate clear and measurable financial results and accountabilities, with a bias towards equity-based compensation, be formulaic in nature with appropriate levels of discretion and be market competitive;

•	be disclosed and explained in a transparent and understandable manner, enabling the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•

produce significant individual rewards for achievement of business goals relating to both annual operating performance and increased stockholder value and reduce compensation for failure to attain business goals;

•	promote alignment of management and stockholder interests by establishing and monitoring stock ownership requirements;

•	mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance; and

•	be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe that our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. We encourage stockholders to read the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.

Your Board values the opportunity to receive input from our stockholders. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.

Your Board recommends a vote FOR the approval of executive compensation of our named executive officers.

Other Information for Stockholders

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely on a review of the reports furnished to us, we believe that, during 2012, all of our directors and executive officers timely filed all reports they were required to file under Section 16(a).

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the annual meeting. To be admitted to the annual meeting, you will need a form of government-issued photo identification. In addition, depending on how you hold your stock, you may need valid proof of ownership of our common stock or a valid legal proxy.

•

If you are a stockholder of record, we will be able to verify your name in our share register with your government-issued photo identification. To be admitted to the annual meeting, stockholders of record must present a form of government-issued photo identification that we will verify with our share register.

•

If you are a street name stockholder, you must present a form of government-issued photo identification and proof of your ownership of our common stock as of the record date of March 7, 2013, such as a bank or brokerage account statement, to be admitted to the annual meeting.

•

If you are not a stockholder, you will be admitted to the annual meeting only if you have a form of government-issued photo identification and a valid legal proxy from a stockholder that held our stock as of the record date. If you are receiving a legal proxy from a stockholder of record, you must bring to the meeting the legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring to the meeting the legal proxy from the record holder (i.e. the bank, broker, or other holder of record) to the street name holder that is assignable, and the legal proxy from the street name holder to you. Each stockholder may appoint only one proxy holder to attend the meeting on their behalf.

No cameras, weapons, large bags, briefcases, backpacks or packages will be permitted in the annual meeting, and no audio or video recording of the meeting will be permitted.

Directions to the location of the annual meeting are included on the proxy card.

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Process for Review of Related Person Transactions. Our board of directors has adopted a written policy for the review, approval and ratification of transactions to which we are a party when the aggregate amount involved in the transaction will or may be expected to exceed $100,000 in any year, and any director, director nominee, executive officer, greater-than-5% beneficial owner, or their respective immediate family members have or will have a direct or indirect interest.

Other Information for Stockholders (Continued)

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between us and the related person, the relationship of the proposed transaction to applicable state corporation and fiduciary obligation laws and rules, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct, and the best interests of us and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is required to be reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved such compensation;

(b) director compensation where such compensation is required to be reported in the proxy statement and the arrangements have been approved by the board of directors;

(c) transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

(d) transactions with other companies where the related person’s only relationship with the other company is as a director, employee (other than an executive officer) or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

(e) our charitable contributions where the related person’s only relationship is as an employee or director of the charitable entity and where the aggregate amount does not exceed the lesser of $1 million or 2% of the charitable entity’s total annual receipts;

(f) transactions where the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(g) transactions involving competitive bids;

(h) regulated transactions; and

(i) certain banking-related services.

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Office of the General Counsel of changes in that information. The Office of the General Counsel receives such information and maintains a master list of related persons for purposes of tracking and reporting related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2012 that required review, approval or ratification by our Governance and Policy Committee under our related person transaction policy.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 30, 2013.
Vote by Internet
• Go to www.envisionreports.com/HII
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR the three nominees for director.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Robert F. Bruner	☐	☐	02 - Artur G. Davis	☐	☐	03 - Thomas B. Fargo	☐	☐

B	The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2013.	☐	☐	☐	3.	Approve executive compensation on an advisory basis.	☐	☐	☐

C	Non-Voting Items

Change of Address – Please print new	Comments – Please print your comments	Meeting Attendance	☐
address below.	below.
Mark the box to the right if you plan to attend the Annual Meeting.

D	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) Please print date	Signature 1 – Please keep signature	Signature 2 – Please keep signature
below.	within the box.	within the box.
/ /

01LMJD

Huntington Ingalls Industries, Inc.

2013 Annual Meeting of Stockholders

Wednesday, May 1, 2013, at 2:00 p.m. CDT

The Grand Magnolia Ballroom & Suites

3604 Magnolia Street

Pascagoula, Mississippi 39567

Driving Directions

From points west (including Gulfport-Biloxi Regional Airport):

From airport, turn left onto Airport Road, follow to end (approx. 1.5 miles); Turn right onto Hwy 49 North; Take right entrance ramp onto I-10 East towards Biloxi/Mobile (approx. 23 miles); Take exit 57 to merge onto MS Hwy 57 South (right at bottom of ramp; approx. 3 miles); Turn left onto Hwy 90 East (approx. 10 miles); Turn right onto Pascagoula Street, then immediate right onto Live Oak Avenue; Grand Magnolia Ballroom is located on the corner of Live Oak Avenue and Magnolia Street.

From points east (including Mobile Airport):

From airport, turn left onto Airport Blvd (approx. 1 mile); Turn right onto Schillinger Road South (approx. 9 miles); Take right entrance ramp onto I-10 West towards Pascagoula/New Orleans (approx. 14 miles); Take exit 75 onto Franklin Creek Road South (left at bottom of ramp; approx  1/2 mile); Right onto Hwy 90 West (approx. 10 miles); Left onto Market Street South; First right onto Live Oak Avenue (approx 1.5 miles); Grand Magnolia Ballroom is located on the corner of Live Oak Avenue and Magnolia Street.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Huntington Ingalls Industries, Inc.

Notice of 2013 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc.

The undersigned, having received the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, appoints (1) Bruce N. Hawthorne and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2013 Annual Meeting of Stockholders to be held on May 1, 2013, at 2:00 p.m. CDT, at The Grand Magnolia Ballroom & Suites, 3604 Magnolia Street, Pascagoula, Mississippi 39567, and any adjournments or postponements thereof.

If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 28, 2013, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the three nominees for director and FOR Proposals 2 and 3.

The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)